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Exhibit 99-2

Loan Agreement Between Equity Oil Company and Bank One, NA

EQUITY OIL COMPANY

$75,000,000

Credit Agreement

As of April 12, 2002

The Lenders Party Hereto

BANK ONE, NA,
as Administrative Agent

BANC ONE CAPITAL MARKETS, INC.
As Lead Arranger and Sole Book Runner

i

5.7	Litigation and Contingent Obligations.	28
5.8	Subsidiaries.	28
5.9	ERISA.	28
5.10	Accuracy of Information.	28
5.11	Regulation U.	28
5.12	Material Agreements.	28
5.13	Compliance With Laws.	28
5.14	Ownership of Properties.	28
5.15	Plan Assets Prohibited Transactions.	29
5.16	Environmental Matters.	29
5.17	Investment Company Act.	29
5.18	Public Utility Holding Company Act.	29
5.19	Post-Retirement Benefits.	29
5.20	Insurance.	29
5.21	Solvency.	29
5.22	Concerning the Mortgaged Properties.	30
5.23	Continuation of Representations and Warranties.	30
ARTICLE VI COVENANTS		30
6.1	Financial Reporting and Other Information.	30
6.2	Use of Proceeds.	31
6.3	Notice of Default.	31
6.4	Conduct of Business.	31
6.5	Taxes.	32
6.6	Insurance.	32
6.7	Compliance with Laws.	32
6.8	Maintenance of Properties.	32
6.9	Inspection.	32
6.10	Dividends.	32
6.11	Indebtedness.	32
6.12	Merger.	33
6.13	Sale of Assets.	33
6.14	Investments and Acquisitions.	33
6.15	Liens.	33
6.16	Affiliates.	34
6.17	Subordinated Indebtedness.	34
6.18	Operating Leases.	34
6.19	Sale and Leaseback Transactions and other Off-Balance Sheet Liabilities.	34
6.20	Contingent Obligations.	34
6.21	Financial Contracts.	34
6.22	Extensions of Credit.	34
6.23	Financial Covenants.	34
6.24	Limitation on Ownership of Canadian Reserves	35
6.25	Limitation on Deductions for Canadian Income Taxes.	35
6.26	Concerning the Mortgaged Properties.	35
ARTICLE VII DEFAULTS		35
ARTICLE VIII ACCELERATIONS, WAIVERS, AMENDMENTS AND REMEDIES		37
8.1	Acceleration.	37

8.2	Amendments.	37
8.3	Preservation of Rights.	38
ARTICLE IX GENERAL PROVISIONS		38
9.1	Survival of Representations.	38
9.2	Governmental Regulation.	38
9.3	Headings.	38
9.4	Entire Agreement.	38
9.5	Several Obligations: Benefits of this Agreement.	38
9.6	Expenses Indemnification.	38
9.7	Numbers of Documents.	39
9.8	Accounting.	39
9.9	Severability of Provisions.	39
9.10	Nonliability of Lenders.	39
9.11	Confidentiality.	40
9.12	Nonreliance.	40
9.13	Disclosure.	40
ARTICLE X THE AGENT		40
10.1	Appointment Nature of Relationship.	40
10.2	Powers.	40
10.3	General Immunity.	40
10.4	No Responsibility for Loans, Recitals, etc.	41
10.5	Action on Instructions of Lenders.	41
10.6	Employment of Agents and Counsel.	41
10.7	Reliance on Documents, Counsel.	41
10.8	Agents Reimbursement and Indemnification.	41
10.9	Notice of Default.	42
10.10	Rights as a Lender.	42
10.11	Lender Credit Decision.	42
10.12	Successor Agent.	42
10.13	Agent's Fee.	43
10.14	Delegation to Affiliates.	43
10.15	Execution of Loan Documents.	43
10.16	Collateral Releases.	43
10.17	Co-Agents, Documentation Agent, Syndication Agent. Etc.	43
ARTICLE XI SET OFF: RATABLE PAYMENTS		44
11.1	Setoff.	44
11.2	Ratable Payments.	44
ARTICLE XII BENEFIT OF AGREEMENT; ASSIGNMENT; PARTICIPATIONS		44
12.1	Successors and Assigns.	44
12.2	Participations.	44
12.3	Assignments.	45
12.4	Dissemination of Information.	45
12.5	Tax Treatment.	45

ARTICLE XIII NOTICES		46
13.1	Notices.	46
13.2	Change of Address	46
ARTICLE XIV COUNTERPARTS		46
ARTICLE XV CHOICE OF LAW: CONSENT TO JURISDICTION: WAIVER OF JURY TRIAL		46
15.1	Choice Of Law And Venue.	46
15.2	Waiver Of Jury Trial.	47
ARTICLE XVI NOTICE OF FINAL AGREEMENT		47

LIST OF EXHIBITS AND SCHEDULES

Exhibit A—Form of Opinion of Counsel
Exhibit B—Form of Compliance Certificate
Exhibit C—Form of Assignment Agreement
Exhibit D—Loan/Credit Related Money Transfer Instructions
Exhibit E—Form of Note
Exhibit F—Affidavit of Payment of Trade Bills
Exhibit G—Property Certificate
Schedule 1—List of Subsidiaries and Other Investments
Schedule 2—List of Indebtedness and Other Liens

CREDIT AGREEMENT

        CREDIT AGREEMENT, dated as of April 12, 2002, is among EQUITY OIL COMPANY, the Lenders and BANK ONE, NA, a national banking association having its principal office in Chicago, Illinois, as Agent. The parties hereto agree as follows:

ARTICLE I DEFINITIONS

        As used in this Agreement:

        "Acquisition" means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.

        "Advance" means a borrowing hereunder, (i) made by the Lenders on the same Borrowing Date, or (ii) converted or continued by the Lenders on the same date of conversion or continuation, consisting, in either case, of the aggregate amount of the several Loans of the same Type and, in the case of Eurodollar Loans, for the same Interest Period.

        "Affidavit of Payment of Trade Bills" is defined in Section 4.1(x).

        "Affiliate" of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

        "Agent" means Bank One, in its capacity as contractual representative of the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Agent appointed pursuant to Article X.

        "Aggregate Commitments" means the aggregate of the Commitments of all the Lenders, as reduced from time to time pursuant to the terms hereof.

        "Agreement" means this Credit Agreement, as it may be amended or modified and in effect from time to time.

        "Agreement Accounting Principles" means generally accepted accounting principles as in effect from time to time, applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.4.

        "Alternate Base Rate" means, for any day, a rate of interest per annum equal to the higher of (i) the prime rate of interest announced from time to time by Bank One, or its parent (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes, and (ii) the sum of the Federal Funds Effective Rate most recently determined by the Agent plus 1/2% per annum.

        "Applicable Fee Rate" means, at any time, the percentage rate per annum at which Commitment fees are accruing on the unused portion of the Borrowing Base at such time as set forth in the Pricing Schedule.

        "Applicable Margin" means, with respect to Advances of any Type at any time, the percentage rate per annum which is applicable at such time with respect to Advances of such Type as set forth in the Pricing Schedule.

        "Arranger" means Banc One Capital Markets, Inc., a Delaware corporation, in its capacity as sole lead arranger and sole book runner.

        "Article" means an article of this Agreement unless another document is specifically referenced.

        "Authorized Officer" means any of the President, any Vice President, the Treasurer, the Chief Financial Officer, the Chief Operating Officer, or any corporate officer of the Borrower, acting singly.

        "Bank One" means Bank One, NA, having is principal office in Chicago, Illinois, in its individual capacity, and its successors.

        "Borrower" means Equity Oil Company, a Colorado Corporation, and its successors and assigns.

        "Borrowing Base" is defined in Section 2.21.1.

        "Borrowing Date" means a date on which a Credit Extension is made hereunder.

        "Borrowing Notice" is defined in Section 2.8.

        "Business Day" means (i) with respect to any borrowing, payment or rate selection of Eurodollar Advances, a day (other than a Saturday or Sunday) on which banks generally are open in Dallas and New York for the conduct of substantially all of their commercial lending activities, interbank wire transfers can be made on the Fedwire system and dealings in United States dollars are carried on in the London interbank market and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Dallas for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system.

        "Canadian Collateral Security Documents" mean all of the following collateral security documents executed for the purpose of creating a lien in the Borrower's Mineral Interests in those Mortgaged Properties which are located in Canada: (a) Deed of Trust and Mortgage between Borrower and Montreal Trust Company of Canada ("Montreal Trust") dated March 21, 1995; (b) First Supplemental Trust Deed between Borrower and Montreal Trust dated September 9, 1999; (c) Demand Debenture in the principal amount of U.S. $30,000,000 issued by the Borrower dated April 12, 2002; (d) Demand Debenture in the principal amount of U.S. $70,000,000 issued by the Borrower dated April 12, 2002; (e) Debenture Pledge Agreement providing for the pledge of Secured Demand Debentures in the aggregate principal amount of U.S. $100,000,000 to the Agent executed by the Borrower April 12, 2002; and (f) all other debentures, debenture transfer agreements, debenture pledges, trust deeds, supplemental trust deeds, assignments, requests, receipts, registrations, and security notices executed in connection therewith.

        "Capitalized Lease" of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

        "Capitalized Lease Obligations" of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

        "Cash Equivalent Investments" means (i) short-term obligations of, or fully guaranteed by, the United States of America, (ii) commercial paper rated A-l or better by S&P or P-l or better by Moody's, (iii) demand deposit accounts maintained in the ordinary course of business, and (iv) certificates of deposit issued by and time deposits with commercial banks (whether domestic or foreign) having capital and surplus in excess of $100,000,000; provided in each case that the same provides for payment of both principal and interest (and not principal alone or interest alone) and is not subject to any contingency regarding the payment of principal or interest.

        "Change in Control" means (i) the acquisition of more than fifty percent (50%) of the outstanding voting stock of the Borrower by any Person or group of Persons acting in concert or (ii) the acquisition of more than ten percent (10%) of the outstanding voting stock of the Borrower by any Person or group of Persons acting in concert if any time following such acquisition of ten percent (10%) or more of the Borrower outstanding voting stock more than fifty percent (50%) of the Persons serving on the board of directors of the Borrower are Persons proposed directly or indirectly by the Persons or group of Persons acting in concert who have acquired such ten percent (10%) or more of the Borrower's outstanding voting stock.

        "Code" means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

        "Commitment" means, for each Lender, the obligation of such Lender to make Loans and to purchase its Pro Rata Share of participations in the total LC Exposure, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite its signature below or as set forth in any Notice of Assignment relating to any assignment that has become effective pursuant to Section 12.3.2, as such amount may be modified from time to time pursuant to the terms hereof.

        "Consolidated EBITDA" means Consolidated Net Income plus, to the extent deducted from revenues in determining Consolidated Net Income, (i) Consolidated Interest Expenses, (ii) expense for taxes paid or accrued, (iii) depreciation, (iv) amortization, and (v) extraordinary losses incurred other than in the ordinary course of business, minus, to the extent included in Consolidated Net Income, extraordinary gains realized other than in the ordinary course of business, all calculated for the Borrower and its Subsidiaries on a consolidated basis.

        "Consolidated Funded Indebtedness" means at any time the aggregate dollar amount of Consolidated Indebtedness which has actually been funded and is outstanding at such time, whether or not such amount is due or payable at such time.

        "Consolidated Indebtedness" means at any time the Indebtedness of the Borrower and its Subsidiaries calculated on a consolidated basis as of such time, excluding liabilities required to be included as balance sheet liabilities as a result of the application of FASB Statement 133.

        "Consolidated Interest Expense" means, with reference to any period, the interest expense of the Borrower and its Subsidiaries calculated on a consolidated basis for such period.

        "Consolidated Net Income" means, with reference to any period, the net income (or loss) of the Borrower and its Subsidiaries calculated on a consolidated basis for such period excluding (i) any non-cash gains or losses as a result of the application of FASB Statement 133, and (ii) the effect of ceiling test write downs or impairment tests as a result of the application of FASB Statement 144.

        "Consolidated Tangible Net Worth" means at any time the sum of the excess of total assets over total liabilities, total assets and total liabilities each being determined on a consolidated basis in accordance with Agreement Accounting Principles consistent with those applied in the preparation of the financial statements referred to in Section 5.4, excluding however, from the determination of total assets all assets which would be classified as intangible assets under tax basis principles, including without limitation, good will, patents, trademarks, trade names, copyrights and franchises.

        "Contingent Obligation" of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership.

        "Conversion/Continuation Notice" is defined in Section 2.9.

        "Controlled Group" means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

        "Credit Extension" means the making of an Advance or the issuance of a Letter of Credit hereunder.

        "Current Assets" mean the total of the Borrower's consolidated current assets determined in accordance with Agreement Accounting Principles, including the undrawn amount available to be borrowed under this Agreement, and excluding intercompany receivables due from Affiliates, less any amount required to be included in Current Assets as a result of the application of FASB Statement 133.

        "Current Liabilities" mean the total of the Borrower's consolidated current obligations as determined in accordance with Agreement Counting Principles, excluding therefrom (i) current maturities due on the Obligations, and (ii) intercompany payables due to Affiliates, excluding therefrom any amount to be included in Current Liabilities as a result of the application of FASB Statement 133.

        "Default" means an event described in Article VII.

        "Determination Date" is defined in Section 2.21.2.

        "Engineered Value" means future net revenues discounted at the discount rate used by the Agent as of the date of any such determination and utilizing the pricing parameters of the Agent then in effect as of the date of any such determination.

        "Environmental Laws" means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (i) the protection of the environment, (ii) the effect of the environment on human health, (iii) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (iv) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

        "Eurodollar Advance" means an Advance which, except as otherwise provided in Section 2.11, bears interest at the applicable Eurodollar Rate.

        "Eurodollar Base Rate" means, with respect to a Eurodollar Advance for the relevant Interest Period, (a) the applicable British Bankers' Association LIBOR rate for deposits in U.S. dollars reported by any generally recognized financial information service as of 11:00 a.m. (London time) two Business Days prior to the first day of the applicable Interest Period and having a maturity equal to such Interest Period, or (b) if the rate referenced in the preceding subsection (a) shall cease to be available, then the rate determined by the Agent to be the rate at which Bank One or one of its affiliate banks, offers to place deposits in U.S. dollars with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, in the approximate amount of Bank One's relevant Eurodollar Loan and having a maturity equal to such Interest Period.

        "Eurodollar Loan" means a Loan which, except as otherwise provided in Section 2.11, bears interest at the applicable Eurodollar Rate.

        "Eurodollar Rate" means, with respect to a Eurodollar Advance for the relevant Interest Period, the sum of (i) the quotient of (a) the Eurodollar Base Rate applicable to such Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period, plus (ii) the Applicable Margin.

        "Excluded Taxes" means, in the case of each Lender or applicable Lending Installation and the Agent, taxes imposed on its overall net income, and franchise taxes imposed on it, by (i) the jurisdiction under the laws of which such Lender or the Agent is incorporated or organized or (ii) the jurisdiction in which the Agent's or such Lender's principal executive office or such Lender's applicable Lending Installation is located.

        "Exhibit" refers to an exhibit to this Agreement, unless another document is specifically referenced.

        "Facility Termination Date" means April 12, 2005.

        "Federal Funds Effective Rate" means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (Dallas time) on such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by the Agent in its sole discretion.

        "Financial Contract" of a Person means (i) any exchange-traded or over-the-counter futures, forward, swap or option contract or other financial instrument with similar characteristics, (ii) any Pre-Approved Contract.

        "Floating Rate" means, for any day, a rate per annum equal to (i) the Alternate Base Rate for such day plus (ii) the Applicable Margin, in each case changing when and as the Alternate Base Rate changes.

        "Floating Rate Advance" means an Advance which, except as otherwise provided in Section 2.11, bears interest at the Floating Rate.

        "Floating Rate Loan" means a Loan which, except as otherwise provided in Section 2.11, bears interest at the Floating Rate.

        "Guarantor" means any Person which subsequently guaranties the payment and performance of the Obligations.

        "Guaranty" means a guaranty of the Obligations in form and substance satisfactory to the Agent executed by a Guarantor in favor of the Agent, for the ratable benefit of the Lenders, as it may be amended or modified and in effect from time to time.

        "Indebtedness" of a Person means such Person's (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person's business payable on terms customary in the trade), (iii) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, acceptances, or other instruments, (v) obligations of such Person to purchase securities or other Property arising out of or in connection with the sale of the same or substantially similar securities or Property, (vi) Capitalized Lease Obligations, (vii) Contingent Obligations,

(viii) Letters of Credit, (ix) net Mark-to-Market Exposure under Rate Management Transactions and other Financial Contracts, (x) Off-Balance-Sheet Liabilities, (xi) Operating Lease Obligations, (xii) Rate Management Obligations (xiii) Sale and Leaseback Transactions, (xiv) synthetic leases, and (xv) any other obligation for borrowed money or other financial accommodation which in accordance with Agreement Accounting Principles would be shown as a liability on the consolidated balance sheet of such Person.

        "Interest Period" means, with respect to a Eurodollar Advance, a period of one, two or three months commencing on a Business Day selected by the Borrower pursuant to this Agreement. Such Interest Period shall end on the day which corresponds numerically to such date one, two or three months thereafter, provided, however, that if there is no such numerically corresponding day in such next, second or third succeeding month, such Interest Period shall end on the last Business Day of such next, second or third succeeding month. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

        "Investment" of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade) or contribution of capital by such Person; stocks, bonds, mutual funds, partnership interests, notes, debentures or other securities owned by such Person; any deposit accounts and certificate of deposit owned by such Person; and structured notes, derivative financial instruments and other similar instruments or contracts owned by such Person.

        "LC Availability Period" means the period of time from and including the date hereof to but excluding the earlier of (a) the date that is five (5) Business Days prior to the Facility Termination Date, and (b) the date of termination of the Commitments.

        "LC Disbursement" means a payment made by the LC Issuer pursuant to a Letter of Credit.

        "LC Exposure" means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Pro Rata Share of the total LC Exposure at such time.

        "LC Issuer" means Bank One, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.20.9. The LC Issuer may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the LC Issuer in which case the term "LC Issuer" shall include any Affiliate with respect to Letters of Credit issued by such Affiliate.

        "Lenders" means the lending institutions listed on the signature pages of this Agreement and their respective successors and assigns.

        "Lending Installation" means, with respect to a Lender or the Agent, the office, branch, subsidiary or affiliate of such Lender or the Agent listed on the signature pages hereof or on a Schedule or otherwise selected by such Lender or the Agent pursuant to Section 2.17.

        "Letter of Credit" means any letter of credit issued pursuant to this Agreement.

        "Lien" means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

        "Loan" means, with respect to a Lender, such Lender's loans made pursuant to Article II (or any conversion or continuation thereof).

        "Loan Documents" means this Agreement, the Notes, the Guaranty, the Oil and Gas Mortgage, the Mortgage Amendments, the Affidavit of Payment of Trade Bills, the Property Certificate, the Section 26.02 Notice, the Canadian Collateral Security Documents, applications for Letters of Credit, and all other documents, instruments, guarantees, security agreements, deeds of trust, pledge agreements, certificates and agreements executed and/or delivered by the Borrower or any Guarantor or any third party in connection with any Credit Extension.

        "Material Adverse Effect" means a material adverse effect on (i) the business, Property, condition (financial or otherwise), results of operations, or prospects of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Borrower to perform its obligations under the Loan Documents to which it is a party, or (iii) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Agent, the Canadian trustee, or the Lenders thereunder.

        "Material Indebtedness" is defined in Section 7.5.

        "Mineral Interests" means (a) all present and future interests and estates existing under an oil and gas leases including without limitation working interests, royalties, over-riding royalties, production payments and net profits interests, (b) all present and future rights in mineral fee interests and rights therein, including without limitation, any reversionary or carried interests relating thereto, (c) all rights, titles and interests created by or arising under the terms of all present and future unitization, communitization, and pooling arrangements (and all properties covered and units created thereby) whether arising by contract or operation of law which now or hereafter include all or any part of the foregoing, and (d) all rights, remedies, powers and privileges with respect to all of the foregoing.

        "Moody's" means Moody's Investors Service, Inc.

        "Mortgage Amendment" is defined in Section 4.1(xv).

        "Mortgaged Properties" means all present and future Mineral Interests of the Borrower in all oil and gas properties in which the Borrower has granted, or does hereafter grant, to the Agent, as collateral agent for the Lenders, or the Canadian trustee, a mortgage or Lien. The Mortgaged Properties shall include, without limitation, the Yolo County Properties, and all oil and gas properties in which the Borrower has granted a lien in favor of Bank One in its individual capacity, which properties shall be mortgaged to the Agent as per Section 4.1(xv) hereof.

        "Multiemployer Plan" means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which the Borrower or any member of the Controlled Group is a party to which more than one employer is obligated to make contributions.

        "Net Mark-to-Market Exposure" of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Rate Management Transactions. "Unrealized losses" means the fair market value of the cost to such Person of replacing such Rate Management Transaction as of the date of determination (assuming the Rate Management Transaction were to be terminated as of that date), and "unrealized profits" means the fair market value of the gain to such Person of replacing such Rate Management Transaction as of the date of determination (assuming such Rate Management Transaction were to be terminated as of that date).

        "Non-U.S. Lender" is defined in Section 3.5(iv).

        "Note" means the promissory notes issued pursuant to Section 2.13 in the form of Exhibit E.

        "Notice of Assignment" is defined in Section 12.3.2.

        "Obligations" means (i) all unpaid principal of and accrued and unpaid interest on the Loans, (ii) all LC Exposure of all Lenders, (iii) all Rate Management Obligations owing to one or more Lenders, and (iv) all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrower to the Lenders or to any Lender, the Agent, the LC Issuer or any indemnified party arising under the Loan Documents.

        "Off-Balance Sheet Liability" of a Person means (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability under any Sale and Leaseback Transaction which is not a Capitalized Lease, (iii) any liability under any so-called "synthetic lease" transaction entered into by such Person, or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person, but excluding from this clause (iv) Operating Leases.

        "Oil and Gas Mortgage" is defined in Section 4.1(xiv).

        "Operating Lease" of a Person means any lease of Property (other than a Capitalized Lease) by such Person as lessee which has an original term (including any required renewals and any renewals effective at the option of the lessor) of one year or more.

        "Operating Lease Obligations" means, as at any date of determination, the amount obtained by aggregating the present values, determined in the case of each particular Operating Lease by applying a discount rate (which discount rate shall equal the discount rate which would be applied under Agreement Accounting Principles if such Operating Lease were a Capitalized Lease) from the date on which each fixed lease payment is due under such Operating Lease to such date of determination, of all fixed lease payments due under all Operating Leases of the Borrower and its Subsidiaries.

        "Other Taxes" is defined in Section 3.5(ii).

        "Participants" is defined in Section 12.2.1.

        "Payment Date" means the last day of each month.

        "PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

        "Person" means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

        "Plan" means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Borrower or any member of the Controlled Group may have any liability.

        "Pre-Approved Contracts" as used herein shall mean any contracts or agreements entered into in connection with any Rate Management Transaction which (i) are in existence on the initial Borrowing Date, or (ii) for such contracts or agreements entered into after the initial Borrowing Date, that are designed to hedge, provide a price floor for, or swap crude oil or natural gas or otherwise sell up to (A) 75% of the Borrower's anticipated production from proved, developed producing reserves of crude oil, and/or (B) 75% of the Borrower's anticipated production from proved, developed producing reserves of natural gas, during the period from the immediately preceding settlement date (or the commencement of the term of such hedge transactions if there is no prior settlement date) to such settlement date; (iii) are interest rate hedges in aggregate notional amount of not more than one hundred percent (100%) of the Consolidated Funded Debt of the Borrower projected to be outstanding for the period covered by any such hedge, (iv) have a maturity of thirty-six (36) months or less, and (v) with counterparties to the hedging agreement which are approved by the Agent.

        "Pricing Schedule" means the Schedule attached hereto identified as such.

        "Pro Rata Share" means, with respect to any Lender, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender's Commitment.

        "Property" of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

        "Property Certificate" is defined in Section 4.1(xi).

        "Purchasers" is defined in Section 12.3. 1.

        "Rate Management Transaction" means any transaction (including an agreement with respect thereto) now existing or hereafter entered into between the Borrower and a counterparty acceptable to the Agent which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

        "Rate Management Obligations" of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all Rate Management Transactions, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Rate Management Transactions.

        "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

        "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

        "Reportable Event" means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 4 12(d) of the Code.

        "Reports" is defined in Section 9.6.

        "Required Lenders" means Lenders in the aggregate having at least 66 2/3% of the Aggregate Commitment or, if the Aggregate Commitment has been terminated, Lenders in the aggregate holding at least 66 2/3% of the aggregate unpaid principal amount of the aggregate outstanding Revolving Exposure.

        "Reserve Report" means a report in form and substance satisfactory to the Agent prepared by the Borrower's in-house engineers and audited by an independent petroleum consulting firm acceptable to the Agent evaluating the oil and gas reserves attributable to the Mineral Interests of the Borrower in all of its oil and gas properties as of each January 1 and which shall, among other things, (a) identify the wells covered thereby, (b) specify such engineers' opinions with respect to the total volume of reserves (the "available reserves") of hydrocarbons (using the terms or categories "proved developed producing reserves," "proved developed nonproducing reserves" and "proved undeveloped reserves") which the Borrower has advised such engineers that the Borrower has the right to produce for its own account, (c) set forth such engineers' opinions with respect to the projected future cash proceeds from the available reserves, discounted for present value at a rate acceptable to the Agent, for each calendar year or portion thereof after the date of such findings and data, (d) set forth such engineers' opinions with respect to the projected future rate of production of the available reserves, (e) contain such other information as requested by the Agent with respect to the projected rate of production, gross revenues, operating expenses, taxes, capital costs, net revenues and present value of future net revenues attributable to such reserves and production therefrom, and (f) contain a statement of the price and escalation parameters, procedures and assumptions upon which such determinations were based.

        "Reserve Requirement" means, with respect to an Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on Eurocurrency liabilities.

        "Response Date" is defined in Section 2.19.

        "Revolving Exposure" means, with respect to any Lender, at any time, the sum of the outstanding principal amount of such Lender's Advances and its LC Exposure at such time.

        "S&P" means Standard and Poor's Ratings Services, a division of The McGraw Hill Companies, Inc.

        "Sale and Leaseback Transaction" means any sale or other transfer of Property by any Person with the intent to lease such Property as lessee.

        "Schedule" refers to a specific schedule to this Agreement, unless another document is specifically referenced.

        "Section" means a numbered section of this Agreement, unless another document is specifically referenced.

        "Section 26.02 Notice" is defined in Section 4.1(xiii).

        "Single Employer Plan" means a Plan maintained by the Borrower or any member of the Controlled Group for employees of the Borrower or any member of the Controlled Group.

        "Subordinated Indebtedness" of a Person means any Indebtedness of such Person the payment of which is subordinated to payment of the Obligations to the written satisfaction of the Required Lenders.

        "Subsidiary" of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a "Subsidiary" shall mean a Subsidiary of the Borrower.

        "Substantial Portion" means, with respect to the Property of the Borrower and its Subsidiaries, Property which (i) represents more than 10% of the consolidated assets of the Borrower and its Subsidiaries as would be shown in the consolidated financial statements of the Borrower and its Subsidiaries as at the beginning of the twelve-month period ending with the month in which such determination is made, or (ii) is responsible for more than 10% of the consolidated net sales or of the consolidated net income of the Borrower and its Subsidiaries as reflected in the financial statements referred to in clause (i) above.

        "Taxes" means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes.

        "Transferee" is defined in Section 12.4.

        "Type" means, with respect to any Advance, its nature as a Floating Rate Advance or a Eurodollar Advance.

        "Unfunded Liabilities" means the amount (if any) by which the present value of all vested and unvested accrued benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans using PBGC actuarial assumptions for single employer plan terminations.

        "Unmatured Default" means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

        "Wholly-Owned Subsidiary" of a Person means (i) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (ii) any partnership, limited liability company, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

        "Yolo County Properties" is defined in Section 4.1(ix).

        The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

ARTICLE II CREDITS

        2.1    Commitment.    From and including the date of this Agreement and prior to the Facility Termination Date, each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Loans to the Borrower and to participate in Letters of Credit issued upon request of the Borrower from time to time in amounts not to exceed in the aggregate at any one time outstanding the amount of its Commitment; provided that (1) the Revolving Exposure of such Lender shall not exceed the lesser of (i) the amount of its Commitment, or (ii) its Pro Rata Share of the Borrowing Base, and (2) the aggregate outstanding Revolving Exposure of all Lenders shall not at any time exceed the lesser of (i) the Aggregate Commitments of all Lenders, or (ii) the Borrowing Base. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow at any time prior to the Facility Termination Date. The Commitments to lend hereunder shall expire on the Facility Termination Date. The LC Issuer will issue Letters of Credit hereunder on the terms and conditions set forth in Section 2.20.

        2.2    Required Payments: Termination.    The aggregate outstanding Revolving Exposure and all other unpaid Obligations shall be paid in full by the Borrower on the Facility Termination Date.

        2.3    Ratable Loans.    Each Advance hereunder shall consist of Loans made from the several Lenders ratably in proportion to the ratio that their respective Commitments bear to the Aggregate Commitment.

        2.4    Types of Advances.    The Advances may be Floating Rate Advances or Eurodollar Advances, or a combination thereof, selected by the Borrower in accordance with Sections 2.8 and 2.9.

        2.5    Commitment Fee Reductions in Aggregate Commitment.    The Borrower agrees to pay to the Agent for the account of each Lender a commitment fee at a per annum rate equal to the Applicable Fee Rate on the daily unused portion of such Lender's Commitment from the date hereof to and including the Facility Termination Date, payable on each Payment Date hereafter and on the Facility Termination Date. The Borrower may permanently reduce the Aggregate Commitment in whole, or in part ratably among the Lenders in integral multiples of upon at least five Business Days' written notice to the Agent, which notice shall specify the amount of any such reduction, provided, however, that the amount of the Aggregate Commitment may not be reduced below the aggregate principal amount of the aggregate outstanding Revolving Exposure. All accrued commitment fees shall be payable on the effective date of any termination of the obligations of the Lenders to make Loans hereunder.

        2.6    Minimum Amount of Each Advance.    Each Eurodollar Advance shall be in the minimum amount of $1,000,000 (and in multiples of $500,000 if in excess thereof), and each Floating Rate Advance shall be in the minimum amount of $1,000,000 (and in multiples of $100,000 if in excess thereof), provided, however, that any Floating Rate Advance may be in the amount of the unused Aggregate Commitment.

        2.7    Optional Principal Payments.    The Borrower may from time to time pay, without penalty or premium, all outstanding Floating Rate Advances, or, in a minimum aggregate amount of $500,000 or any integral multiple of $50,000 in excess thereof, any portion of the outstanding Floating Rate Advances upon two Business Days' prior notice to the Agent. The Borrower may from time to time pay, subject to the payment of any funding indemnification amounts required by Section 3.4 but without penalty or premium, all outstanding Eurodollar Advances, or, in a minimum aggregate amount of $1,000,000 or any integral multiple of $1,000,000 in excess thereof, any portion of the outstanding Eurodollar Advances upon three Business Days' prior notice to the Agent.

        2.8    Method of Selecting Types and Interest Periods for New Advances.    The Borrower shall select the Type of Advance and, in the case of each Eurodollar Advance, the Interest Period applicable thereto from time to time. The Borrower shall give the Agent irrevocable notice (a "Borrowing Notice") not later than 10: 00 a.m. (Dallas time) at least one Business Day before the Borrowing Date of each Floating Rate Advance and three Business Days before the Borrowing Date for each Eurodollar Advance, specifying:

          (i)  the Borrowing Date, which shall be a Business Day, of such Advance,

        (ii)  the aggregate amount of such Advance,

        (iii)  the Type of Advance selected, and

        (iv)  in the case of each Eurodollar Advance, the Interest Period applicable thereto.

Not later than noon (Dallas time) on each Borrowing Date, each Lender shall make available its Loan or Loans in funds immediately available in Dallas to the Agent at its address specified pursuant to Article XIII. The Agent will make the funds so received from the Lenders available to the Borrower at the Agent's aforesaid address.

        2.9    Conversion and Continuation of Outstanding Advances.    Floating Rate Advances shall continue as Floating Rate Advances unless and until such Floating Rate Advances are converted into Eurodollar Advances pursuant to this Section 2.9 or are repaid in accordance with Section 2.7. Each Eurodollar Advance shall continue as a Eurodollar Advance until the end of the then applicable Interest Period therefor, at which time such Eurodollar Advance shall be automatically converted into a Floating Rate Advance unless (x) such Eurodollar Advance is or was repaid in accordance with Section 2.7 or (y) the Borrower shall have given the Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Eurodollar Advance continue as a Eurodollar Advance for the same or another Interest Period. Subject to the terms of Section 2.6, the Borrower may elect from time to time to convert all or any part of a Floating Rate Advance into a Eurodollar Advance. The Borrower shall give the Agent irrevocable notice (a "Conversion/Continuation Notice") of each conversion of a Floating Rate Advance into a Eurodollar Advance or continuation of a Eurodollar Advance not later than 10:00 a.m. (Dallas time) at least three Business Days prior to the date of the requested conversion or continuation, specifying:

          (i)  the requested date, which shall be a Business Day, of such conversion or continuation,

        (ii)  the aggregate amount and Type of the Advance which is to be converted or continued, and

        (iii)  the amount of such Advance which is to be converted into or continued as a Eurodollar Advance and the duration of the Interest Period applicable thereto.

        2.10    Changes in Interest Rate, Etc.    Each Floating Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is automatically converted from a Eurodollar Advance into a Floating Rate Advance pursuant to Section 2.9, to but excluding the date it is paid or is converted into a Eurodollar Advance pursuant to Section 2.9 hereof, at a rate per annum equal to the Floating Rate for such day. Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate. Each Eurodollar Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined by the Agent as applicable to such Eurodollar Advance based upon the Borrower's selections under Sections 2.8 and 2.9 and otherwise in accordance with the terms hereof No Interest Period may end after the Facility Termination Date.

        2.11    Rates Applicable After Default.    Notwithstanding anything to the contrary contained in Section 2.8 or 2.9, during the continuance of a Default or Unmatured Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that no Advance may be made as, converted into or continued as a Eurodollar Advance. During the continuance of a Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that (i) each Eurodollar Advance shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period plus 2% per annum, and (ii) each Floating Rate Advance shall bear interest at a rate per annum equal to the Floating Rate in effect from time to time plus 2% per annum, and (iii) Letter of Credit fees described in Section 2.20.11 hereof shall be increased by 2% per annum, provided that, during the continuance of a Default under Section 7.6 or 7.7, the interest rates set forth in clauses (i) and (ii) above and the increase in the Letter of Credit fees set forth in clause (iii) above shall be applicable to all Advances without any election or action on the part of the Agent or any Lender.

        2.12    Method of Payment.    All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Agent at the Agent's address specified pursuant to Article XIII, or at any other Lending Installation of the Agent specified in writing by the Agent to the Borrower, by noon (local time) on the date when due and shall (except in the case of reimbursement obligations for which the LC Issuer has not been fully indemnified by the Lenders, or as otherwise specifically required hereunder) be applied ratably by the Agent among the Lenders (except fees described in Section 2.20.12 hereof shall be disbursed to the LC Issuer for its own account and not shared ratably among the Lenders). Each payment delivered to the Agent for the account of any Lender shall be delivered promptly by the Agent to such Lender in the same type of funds that the Agent received at its address specified pursuant to Article XIII or at any Lending Installation specified in a notice received by the Agent from such Lender. The Agent is hereby authorized to charge the account of the Borrower maintained with Bank One for each payment of principal, each reimbursement of an LC Disbursement interest and fees as it becomes due hereunder. Each reference to the Agent in this Section 2.12 shall also be deemed to refer, and shall apply equally, to the LC Issuer, in the case of payments required to be made by the Borrower to the LC Issuer pursuant to Section 2.20.5.

        2.13    Evidence of Indebtedness.    (i) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

          (ii)  The Agent shall also maintain accounts in which it will record (a) the amount of each Loan made hereunder, the Type thereof and the Interest Period with respect thereto, (b) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, (c) the original stated amount of each Letter of Credit and the amount of the LC Exposure outstanding at any time, and (d) the amount of any sum received by the Agent hereunder from the Borrower and each Lender's share thereof.

          (iii)  The entries maintained in the accounts maintained pursuant to paragraphs (i) and (ii) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

          (iv)  The obligation of the Borrower to repay the aggregate principal balance of all Loans hereunder outstanding at any one time shall be evidenced by Notes to each Lender in the form of Exhibit E attached hereto with blanks appropriately completed in conformity herewith. Each Note shall (i) be payable on or before the Facility Termination Date in the face amount of such Lender's Commitment, (ii) bear interest from the date thereof until paid in the manner provided in this Agreement, and (iii) be entitled to the benefits of this Agreement and the security provided for herein.

        2.14    Telephonic Notices.    The Borrower hereby authorizes the Lenders and the Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any person or persons the Agent or any Lender in good faith believes to be acting on behalf of the Borrower, it being understood that the foregoing authorization is specifically intended to allow Borrowing Notices and Conversion/Continuation Notices to be given telephonically. The Borrower agrees to deliver promptly to the Agent a written confirmation, if such confirmation is requested by the Agent or any Lender, of each telephonic notice signed by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Agent and the Lenders, the records of the Agent and the Lenders shall govern absent manifest error.

        2.15    Interest Payment Dates: Interest and Fee Basis.    Interest accrued on each Floating Rate Advance shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof, on any date on which the Floating Rate Advance is prepaid, whether due to acceleration or otherwise, and at maturity. Interest accrued on that portion of the outstanding principal amount of any Floating Rate Advance converted into a Eurodollar Advance on a day other than a Payment Date shall be payable on the date of conversion. Interest accrued on each Eurodollar Advance shall be payable on the last day of its applicable Interest Period, on any date on which the Eurodollar Advance is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Eurodollar Advance having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. Interest on Eurodollar Advances, commitment fees and Letters of Credit fees shall be calculated for actual days elapsed on the basis of a 360-day year. Interest on Floating Rate Advances shall be calculated for actual days elapsed on the basis of a 365, or when appropriate 366, day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to noon (local time) at the place of payment. If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

        2.16    Notification of Advances, Interest Rates, Payments and Commitment Reductions.    Promptly after receipt thereof, the Agent will notify each Lender of the contents of each Aggregate Commitment reduction notice, Borrowing Notice, Conversion/Continuation Notice, and repayment notice received by it hereunder. Promptly after notice from the LC Issuer, the Agent will notify each Lender of the contents of each request for issuance of a Letter of Credit hereunder. The Agent will notify each Lender of the interest rate applicable to each Eurodollar Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.

        2.17    Lending Installations.    Each Lender may book its Loans and its participation in any LC Exposure and the LC Issuer may book Letters of Credit at any Lending Installation selected by such Lender or the LC Issuer, as the case may be, and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Loans, Letters of Credit, participations in LC Exposure and the Notes issued hereunder shall be deemed held by each Lender or the LC Issuer, as the case may be, for the benefit of any such Lending Installation. Each Lender and the LC Issuer may, by written notice to the Agent and the Borrower in accordance with Article XIII, designate replacement or additional Lending Installations through which Loans will be made by it or Letters of Credit will be issued by it and for whose account Loan payments are to be made or payments with respect to Letters of Credit are to be made.

        2.18    Non-Receipt of Funds by the Agent.    Unless the Borrower or a Lender, as the case may be, notifies the Agent prior to the date on which it is scheduled to make payment to the Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of the Borrower, a payment of principal, interest or fees to the Agent for the account of the Lenders, that it does not intend to make such payment, the Agent may assume that such payment has been made. The Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Agent, the recipient of such payment shall, on demand by the Agent, repay to the Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to (x) in the case of payment by a Lender, the Federal Funds Effective Rate for such day for the first three days and, thereafter, the interest rate applicable to the relevant Loan or (y) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.

        2.19    Replacement of Lender.    If the Borrower is required pursuant to Section 3.1, 3.2 or 3.5 to make any additional payment to any Lender or if any Lender's obligation to make or continue, or to convert Floating Rate Advances into, Eurodollar Advances shall be suspended pursuant to Section 3.3 (any Lender so affected an "Affected Lender"), the Borrower may elect, if such amounts continue to be charged or such suspension is still effective, to replace such Affected Lender as a Lender party to this Agreement, provided that no Default or Unmatured Default shall have occurred and be continuing at the time of such replacement, and provided further that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrower and the Agent shall agree, as of such date, to purchase for cash the Advances and other Obligations due to the Affected Lender pursuant to an assignment substantially in the form of Exhibit C and to become a Lender for all purposes under this Agreement and to assume all obligations of the Affected Lender to be terminated as of such date and to comply with the requirements of Section 12.3 applicable to assignments, and (ii) the Borrower shall pay to such Affected Lender in same day funds on the day of such replacement (A) all interest, fees and other amounts then accrued but unpaid to such Affected Lender by the Borrower hereunder to and including the date of termination, including without limitation payments due to such Affected Lender under Sections 3.1, 3.2 and 3.5, and (B) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 3.4 had the Loans of such Affected Lender been prepaid on such date rather than sold to the replacement Lender.

        2.20    Letters of Credit.

          2.20.1    General.    Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account, in a form reasonably acceptable to the Agent and the LC Issuer, at any time and from time to time during the LC Availability Period, subject to the limitations imposed by the last sentence of Section 2.20.2 hereof. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the LC Issuer relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

          2.20.2    Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.    To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the LC Issuer) to the LC Issuer and the Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with Section 2.20.3 hereof), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the LC Issuer, the Borrower also shall submit a letter of credit application on the LC Issuer's standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the total LC Exposure does not exceed $2,000,000 and (ii) the total Revolving Exposures do not exceed the Aggregate Commitments.

          2.20.3    Expiration Date.    Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five (5) Business Days prior to the Facility Termination Date.

          2.20.4    Participations.    By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the LC Issuer or the Lenders, the LC Issuer hereby grants to each Lender, and each Lender hereby acquires from the LC Issuer, a participation in such Letter of Credit equal to such Lender's Pro Rata Share of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Agent, for the account of the LC Issuer, such Lender's Pro Rata Share of each LC Disbursement made by the LC Issuer and not reimbursed by the Borrower on the date due as provided in Section 2.20.5 hereof, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

          2.20.5    Reimbursement.    If the LC Issuer shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Agent an amount equal to such LC Disbursement not later than 12:00 noon on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m. on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon on the Business Day immediately following the day that the Borrower receives such notice. If the Borrower fails to make such payment when due, the Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender's Pro Rata Share thereof. Promptly following receipt of such notice, each Lender shall pay to the Agent its Pro Rata Share of the payment then due from the Borrower, in the same manner as provided in this Article with respect to Loans made by such Lender, and the Agent shall promptly pay to the LC Issuer the amounts so received by it from the Lenders. Promptly following receipt by the Agent of any payment from the

  Borrower pursuant to this paragraph, the Agent shall distribute such payment to the LC Issuer or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the LC Issuer, then to such Lenders and the LC Issuer as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the LC Issuer for any LC Disbursement shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

          2.20.6    Obligations Absolute.    The Borrower's obligation to reimburse LC Disbursements as provided in Section 2.20.5 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any letter of credit application, any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the LC Issuer under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower's Obligations hereunder. None of the Agent, the Lenders or the LC Issuer, nor any of their Affiliates, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the LC Issuer, provided that the foregoing shall not be construed to excuse the LC Issuer from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the LC Issuer's failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the LC Issuer (as finally determined by a court of competent jurisdiction), the LC Issuer shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, the LC Issuer may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, unless it has received written notice to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

          2.20.7    Disbursement Procedures.    The LC Issuer shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The LC Issuer shall promptly notify the Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the LC Issuer has made or will make an LC Disbursement thereunder, provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the LC Issuer and the Lenders with respect to any such LC Disbursement.

          2.20.8    Interim Interest.    If the LC Issuer shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to Floating Rate Advances, provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to Section 2.20.5 hereof, then Section 2.11 shall apply. Interest accrued pursuant to this paragraph shall be for the account of the LC Issuer, except that interest accrued on and after the date of payment by any Lender pursuant to Section 2.20.5 hereof to reimburse the LC Issuer shall be for the account of such Lender to the extent of such payment.

          2.20.9    Replacement of the LC Issuer.    The LC Issuer may be replaced at any time by written agreement among the Borrower, the Agent, the replaced LC Issuer and the successor LC Issuer. The Agent shall notify the Lenders of any such replacement of the LC Issuer. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced LC Issuer. From and after the effective date of any such replacement, (i) the successor LC Issuer shall have all the rights and obligations of the LC Issuer under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term "LC Issuer" shall be deemed to refer to such successor or to any previous LC Issuer, or to such successor and all previous LC Issuers, as the context shall require. After the replacement of an LC Issuer hereunder, the replaced LC Issuer shall remain a party hereto and shall continue to have all the rights and obligations of an LC Issuer under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

          2.20.10    Cash Collateralization.    If any Default shall occur and be continuing or if the Aggregate Commitments shall be terminated for any reason, on the Business Day that the Borrower receives notice from the Agent demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Agent, in the name of the Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon, provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Default with respect to the Borrower described in Section 7.6 or Section 7.7 hereof. Each such deposit shall be held by the Agent as collateral for the payment and performance of the Obligations of the Borrower under this Agreement. The Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Agent and at the Borrower's risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Agent to reimburse the LC Issuer for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Advances has been accelerated, be applied to satisfy other Obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of a Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Defaults have been cured or waived.

          2.20.11    Letter of Credit Fees.    The Borrower shall pay to the Agent for the account of each Lender in accordance with its Pro Rata Share a Letter of Credit fee for each Letter of Credit equal to the rate per annum then applicable to Eurodollar Advances (which rate shall be determined in accordance with Section 2.11 hereof after the occurrence of any Default) times the actual daily maximum amount available to be drawn under each Letter of Credit. Such fee for each Letter of Credit shall be due and payable on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, and on the expiration of the LC Availability Period. If there is any change in the Eurodollar Rate during any quarter, the actual daily amount of each Letter of Credit shall be computed and multiplied by the applicable Eurodollar Rate separately for each period during such quarter that such applicable Eurodollar Rate was in effect.

          2.20.12    Fronting Fee and Documentary and Processing Charges Payable to LC Issuer.    The Borrower shall pay directly to the LC Issuer for its own account a fronting fee with respect to each Letter of Credit equal to 1/8 of one percent per annum on the daily maximum amount available to be drawn thereunder due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, and on the expiration of the LC Availability Period. In addition, the Borrower shall pay directly to the LC Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standards costs and charges, of the LC Issuer relating to letters of credit from time to time in effect. Such fees and charges are due and payable on demand and are not refundable.

        2.21    Borrowing Base.

          2.21.1    Definition; Initial Borrowing Base.    The term "Borrowing Base" means, as of the date of determination thereof, an amount as determined by the Agent with the approval of the Required Lenders in their discretion in accordance with then-current practices, economic and pricing parameters, and customary procedures and standards established by them from time to time for their petroleum industry customers including without limitation (a) an analysis of such reserve and production data with respect to the Mineral Interests of the Borrower in all of its oil and gas properties, including the Mortgaged Properties, as is provided to the Agent in accordance herewith, (b) an analysis of the assets, liabilities, cash flow, business, properties, prospects, management and the ownership of the Borrower and its Affiliates, and (c) such other credit factors consistently applied as the Lenders customarily consider in evaluating similar oil and gas credits. The Agent and the Lenders have no obligation to agree upon or determine the Borrowing Base at any particular amount, whether in relation to the Aggregate Commitments or otherwise. If the Required Lenders cannot agree on the amount of the Borrowing Base, then the Borrowing Base shall be determined on the basis of the weighted arithmetic average of the Borrowing Base as determined by the each individual Lender. Notwithstanding anything to the contrary contained herein, the amount of the Borrowing Base may not be increased at any time without the consent of 100% of the Lenders. The Borrowing Base shall initially be $40,000,000.

          2.21.2    Periodic Determinations of Borrowing Base.    The Borrowing Base shall be redetermined by the Lenders as of October 1 and April 1 of each year (each a "Determination Date") until maturity, commencing October 1, 2002. The Borrowing Base, as redetermined, shall remain in effect until the next Determination Date, provided the Borrowing Base may be redetermined between Determination Dates in accordance with Section 2.21.4 hereof.

          2.21.3    Engineering Data to be Provided Prior to Scheduled Determination Dates.

            (a)  On or before February 15 of each year for the Determination Date of April 1, the Borrower shall deliver to the Agent a Reserve Report. Bank shall then determine the Borrowing Base for the six (6) month period commencing April 1.

            (b)  On or before August 15 of each year for the Determination Date of October 1, the Borrower shall deliver to the Agent such information, reports and data pertaining to Mineral Interests of the Borrower in all of its oil and gas properties, including those oil and gas properties which constitute the Mortgaged Properties, as the Agent may reasonably request. Such information shall (i) set forth the historical production data of the oil and gas reserves included in such properties, (ii) set forth for each property prices received for production, lease operating expenses, capital expenditures, gross revenues, net revenues, taxes and such other information as Bank may deem necessary or appropriate, (iii) set forth for each property any changes since the date of most recent Reserve Report, if any, in its working interest or net revenue interest therein, and (iv) be accompanied by a certification of the Borrower to the effect that no material adverse changes have occurred since the date of the last Reserve Report except those which have previously been disclosed to the Agent in writing. The Lenders shall then determine the Borrowing Base for the next six (6) month period.

          2.21.4    Special Determinations of Borrowing Base.    Special determinations of the Borrowing Base may be requested by the Borrower not more than one (1) time per calendar year or by the Lenders at any time during the term hereof. If any special determination is requested by the Borrower, it shall be accompanied by engineering data described in Section 2.21.3(b) and a deposit in the amount of $5,000 for each Lender for the administrative fees of each Lender. If any special determination is requested by the Lenders, the Borrower will provide the Agent with the information specified in Section 2.21.3(b) hereof as soon as is reasonably possible following the request. The determination whether to increase or decrease the Borrowing Base shall then be made by the Lenders in their sole discretion in accordance with the standards set forth in Section 2.21.1 hereof. In the event of any special determination of the Borrowing Base pursuant to this Section, the Lenders in the exercise of their discretion may suspend the next regularly scheduled determination of the Borrowing Base.

          2.21.5    Borrowing Base Deficiency.    If by reason of any adjustment to the Borrowing Base, the total Revolving Exposure then outstanding exceeds the amount of the Borrowing Base, then the Agent shall notify the Borrower of the same, and Borrower shall within thirty (30) days following receipt of such notice elect whether to (i) prepay an amount which will reduce the total Revolving Exposure to the amount of the Borrowing Base, or (ii) execute and deliver to the Agent instruments mortgaging such other collateral as is acceptable to the Lenders, pursuant to security documents acceptable to the Agent having present values which, in the opinion of the Lenders, based upon the Lenders' evaluation of the engineering data provided it, taken in the aggregate are sufficient to increase the Borrowing Base to an amount at least equal to the total Revolving Exposure then outstanding, or (iii) do any combination of the foregoing as is acceptable to the Agent. If the Borrower so elects to mortgage additional oil and gas properties, then clause (ii) above shall be accomplished within forty-five (45) days from the Agent's date of notification. If the Borrower fails to make an election among clauses (i) through (iii) above within thirty (30) days from the Agent's notification, then the Borrower shall be deemed to have selected the payment option specified in clause (i) thereof.

          2.21.6    Borrowing Base Increase Fee.    A fee shall be paid for each incremental increase in the new Borrowing Base over the previously existing Borrowing Base. The amount of each such fee shall be one quarter of one percent (0.25%) of the incremental increase. There shall be no obligation imposed upon the Borrower to accept an increase of the Borrowing Base proposed by the Lenders. However, if the Borrower accepts the increase in the Borrowing Base, the fee shall be due and payable immediately and without regard as to whether the Borrower ever borrows the increased amount available under such new Borrowing Base. Determinations of when a fee is due shall be made by Bank and shall be conclusive and binding on the parties absent manifest error. Determinations of when a fee is due shall be made by the Agent and shall be conclusive and binding on the parties absent manifest error.

        2.22    Arrangement and Agency Fees.    In addition to the fees payable pursuant to Sections 2.5, 2.20.11, 2.20.12, and 2.21.6, the Borrower shall pay an arrangement fee to the Arranger for the Arranger's own account, and shall pay an agency fee to the Agent for the Agent's own account, in the amounts and at the times specified in separate written agreements with the Arranger and with the Agent. Such fees shall be fully earned when paid and shall be nonrefundable for any reason whatsoever.

        2.23    Limitation of Interest.    The Borrower, the Agent and the Lenders intend to strictly comply with all applicable laws, including applicable usury laws. Accordingly, the provisions of this Section 2.23 shall govern and control over every other provision of this Agreement or any other Loan Document which conflicts or is inconsistent with this Section 2.23, even if such provision declares that it controls. As used in this Section 2.23, the term "interest" includes the aggregate of all charges, fees, benefits or other compensation which constitute interest under applicable law, provided that, to the maximum extent permitted by applicable law, (a) any non-principal payment shall be characterized as an expense or as compensation for something other than the use, forbearance or detention of money and not as interest, and (b) all interest at any time contracted for, reserved, charged or received shall be amortized, prorated, allocated and spread, in equal parts during the full term of the Obligations. In no event shall the Borrower or any other Person be obligated to pay, or any Lender have any right or privilege to reserve, receive or retain, (a) any interest in excess of the maximum amount of nonusurious interest permitted under the laws of the State of Texas or the applicable laws (if any) of the United States or of any other applicable state, or (b) total interest in excess of the amount which such Lender could lawfully have contracted for, reserved, received, retained or charged had the interest been calculated for the full term of the Obligations at the Highest Lawful Rate. On each day, if any, that the interest rate (the "Stated Rate") called for under this Agreement or any other Loan Document exceeds the Highest Lawful Rate, the rate at which interest shall accrue shall automatically be fixed by operation of this sentence at the Highest Lawful Rate for that day, and shall remain fixed at the Highest Lawful Rate for each day thereafter until the total amount of interest accrued equals the total amount of interest which would have accrued if there were no such ceiling rate as is imposed by this sentence. Thereafter, interest shall accrue at the Stated Rate unless and until the Stated Rate again exceeds the Highest Lawful Rate when the provisions of the immediately preceding sentence shall again automatically operate to limit the interest accrual rate. The daily interest rates to be used in calculating interest at the Highest Lawful Rate shall be determined by dividing the applicable Highest Lawful Rate per annum by the number of days in the calendar year for which such calculation is being made. None of the terms and provisions contained in this Agreement or in any other Loan Document which directly or indirectly relate to interest shall ever be construed without reference to this Section 2.23, or be construed to create a contract to pay for the use, forbearance or detention of money at an interest rate in excess of the Highest Lawful Rate. If the term of any Obligation is shortened by reason of acceleration of maturity as a result of any Default or by any other cause, or by reason of any required or permitted prepayment, and if for that (or any other) reason any Lender at any time, including but not limited to, the stated maturity, is owed or receives (and/or has received) interest in excess of interest calculated at the Highest Lawful Rate, then and in any such event all of any such excess interest shall be canceled automatically as of the date of such acceleration, prepayment or other event which produces the excess, and, if such excess interest has been paid to such Lender, it shall be credited pro tanto against the then-outstanding principal balance of the Borrower's obligations to such Lender, effective as of the date or dates when the event occurs which causes it to be excess interest, until such excess is exhausted or all of such principal has been fully paid and satisfied, whichever occurs first, and any remaining balance of such excess shall be promptly refunded to its payor. Chapter 346 of the Texas Finance Code (which regulates certain revolving credit accounts (formerly Tex. Rev. Civ. Stat. Ann. Art. 5069, Ch. 15) shall not apply to this Agreement or to any Loan, nor shall this Agreement or any Loan be governed by or be subject to the provisions of such Chapter 346 in any manner whatsoever.

        2.24    Interest Act (Canada).    The parties acknowledge that some of the Mortgaged Properties are located in Canada. For purposes of the Interest Act (Canada), the annual rates of interest applicable to Eurodollar Loans are the rates as determined hereunder multiplied by that actual number of days in a period of one year commencing on the first day of the period for which such interest is payable and divided by 360.

ARTICLE III YIELD PROTECTION; TAXES

        3.1    Yield Protection.    If, on or after the date of this Agreement, the adoption of any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change in the interpretation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender or applicable Lending Installation or the LC Issuer with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

            (i)  subjects any Lender or any applicable Lending Installation or the LC Issuer to any Taxes, or changes the basis of taxation of payments (other than with respect to Excluded Taxes) to any Lender in respect of its Eurodollar Loans or Letters of Credit or participations therein, or

          (ii)  imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation or the LC Issuer (other than reserves and assessments taken into account in determining the interest rate applicable to Eurodollar Advances), or

          (iii)  imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation or the LC Issuer of making, funding or maintaining its Eurodollar Loans or reduces any amount receivable by any Lender or any applicable Lending Installation in connection with its Eurodollar Loans and issue or participate in Letters of Credit, as the case may be, or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of Eurodollar Loans or Letters of Credit or participations therein, held or interest or Letters of Credit fees received by it, by an amount deemed material by such Lender or the LC Issuer as the case may be, and the result of any of the foregoing is to increase the cost to such Lender or applicable Lending Installation of making or maintaining its Eurodollar Loans or Commitment or of issuing or participating in Letters of Credit or to reduce the return received by such Lender or applicable Lending Installation or the LC Issuer as the case may be, in connection with such Eurodollar Loans or Commitment or Letters of Credit or participations therein, then, within 15 days of demand by such Lender or the LC Issuer as the case may be, the Borrower shall pay such Lender or the LC Issuer as the case may be, such additional amount or amounts as will compensate such Lender or the LC Issuer as the case may be, for such increased cost or reduction in amount received.

        3.2    Changes in Capital Adequacy Regulations.    If a Lender or the LC Issuer determines the amount of capital required or expected to be maintained by such Lender or the LC Issuer, any Lending Installation of such Lender or the LC Issuer or any corporation controlling such Lender or the LC Issuer is increased as a result of a Change, then, within 15 days of demand by such Lender or the LC Issuer, the Borrower shall pay such Lender or the LC Issuer the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender or the LC Issuer determines is attributable to this Agreement, its Revolving Exposure or its Commitment to make Loans and issue or participate in Letters of Credit, as the case may be, hereunder (after taking into account such Lender's or the LC Issuer's policies as to capital adequacy). "Change" means (i) any change after the date of this Agreement in the Risk-Based Capital Guidelines or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Lender or any Lending Installation or any corporation controlling any Lender. "Risk-Based Capital Guidelines" means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled "International Convergence of Capital Measurements and Capital Standards," including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.

        3.3    Availability of Types of Advances.    If any Lender determines that maintenance of its Eurodollar Loans at a suitable Lending Installation would violate any applicable law, rule, regulation, or directive, whether or not having the force of law, or if the Required Lenders determine that (i) deposits of a type and maturity appropriate to match fund Eurodollar Advances are not available or (ii) the interest rate applicable to Eurodollar Advances does not accurately reflect the cost of making or maintaining Eurodollar Advances, then the Agent shall suspend the availability of Eurodollar Advances and require any affected Eurodollar Advances to be repaid or converted to Floating Rate Advances, subject to the payment of any funding indemnification amounts required by Section 3.4.

        3.4    Funding Indemnification.    If any payment of a Eurodollar Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Eurodollar Advance is not made on the date specified by the Borrower for any reason other than default by the Lenders, the Borrower will indemnify each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain such Eurodollar Advance.

        3.5    Taxes.    (i) All payments by the Borrower to or for the account of any Lender, the LC Issuer or the Agent hereunder or under any Note or Letter of Credit application shall be made free and clear of and without deduction for any and all Taxes. If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender, the LC Issuer or the Agent, (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.5) such Lender, the LC Issuer or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (b) the Borrower shall make such deductions, (c) the Borrower shall pay the full amount deducted to the relevant authority in accordance with applicable law and (d) the Borrower shall furnish to the Agent the original copy of a receipt evidencing payment thereof within 30 days after such payment is made.

          (ii)  In addition, the Borrower hereby agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any Note or Letter of Credit application or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note or Letter of Credit application ("Other Taxes").

          (iii)  The Borrower hereby agrees to indemnify the Agent, the LC Issuer and each Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section 3.5) paid by the Agent, the LC Issuer or such

  Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Payments due under this indemnification shall be made within 30 days of the date the Agent or such Lender makes demand therefor pursuant to Section 3.6.

          (iv)  Each Lender that is not incorporated under the laws of the United States of America or a state thereof (each a "Non-U. S. Lender") agrees that it will, not less than ten Business Days after the date of this Agreement, (i) deliver to each of the Borrower and the Agent two duly completed copies of United States Internal Revenue Service Form 1001 or 4224, certifying in either case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, and (ii) deliver to each of the Borrower and the Agent a United States Internal Revenue Form W-8 or W-9, as the case may be, and certify that it is entitled to an exemption from United States backup withholding tax. Each Non-U. S. Lender further undertakes to deliver to each of the Borrower and the Agent (x) renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete, and (y) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by the Borrower or the Agent. All forms or amendments described in the preceding sentence shall certify that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form or amendment with respect to it and such Lender advises the Borrower and the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

          (v)  For any period during which a Non-U. S. Lender has failed to provide the Borrower with an appropriate form pursuant to clause (iv), above (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date on which a form originally was required to be provided), such Non-U. S. Lender shall not be entitled to indemnification under this Section 3.5 with respect to Taxes imposed by the United States; provided that, should a Non-U. S. Lender which is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a form required under clause (iv), above, the Borrower shall take such steps as such Non-U. S. Lender shall reasonably request to assist such Non-U. S. Lender to recover such Taxes.

          (vi)  Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any Note pursuant to the law of any relevant jurisdiction or any treaty shall deliver to the Borrower (with a copy to the Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

        (vii)  If the U.S. Internal Revenue Service or any other governmental authority of the United States or any other country or any political subdivision thereof asserts a claim that the Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or properly completed, because such Lender failed to notify the Agent of a change in circumstances which rendered its exemption from withholding ineffective, or for any other reason), such Lender shall indemnify the Agent fully for all amounts paid, directly or indirectly, by the Agent as tax, withholding therefor, or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to the Agent under this subsection, together with all costs and expenses related thereto (including attorneys fees and time charges of attorneys for the Agent, which attorneys may be employees of the Agent). The obligations of the Lenders under this Section 3.5(vii) shall survive the payment of the Obligations and termination of this Agreement.

        3.6    Lender Statements: Survival of Indemnity.    To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Eurodollar Loans to reduce any liability of the Borrower to such Lender under Sections 3.1, 3.2 and 3.5 or to avoid the unavailability of Eurodollar Advances under Section 3.3, so long as such designation is not, in the judgment of such Lender, disadvantageous to such Lender. Each Lender shall deliver a written statement of such Lender to the Borrower (with a copy to the Agent) as to the amount due, if any, under Section 3.1, 3.2, 3.4 or 3.5. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Eurodollar Loan shall be calculated as though each Lender funded its Eurodollar Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurodollar Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the Borrower of such written statement. The obligations of the Borrower under Sections 3.1, 3.2, 3.4 and 3.5 shall survive payment of the Obligations and termination of this Agreement.

ARTICLE IV CONDITIONS PRECEDENT

        4.1    Initial Credit Extension.    The Lenders shall not be required to make the initial Credit Extension hereunder unless the Borrower has furnished to the Agent with sufficient copies for the Lenders:

            (i)  Copies of the articles or certificate of incorporation of the Borrower, together with all amendments, and a certificate of good standing, each certified by the appropriate governmental officer in its jurisdiction of incorporation.

          (ii)  Copies, certified by the Secretary or Assistant Secretary of the Borrower, of its by-laws and of its Board of Directors' resolutions and of resolutions or actions of any other body authorizing the execution of the Loan Documents to which the Borrower is a party.

          (iii)  An incumbency certificate, executed by the Secretary or Assistant Secretary of the Borrower, which shall identify by name and title and bear the signatures of the Authorized Officers and any other officers of the Borrower authorized to sign the Loan Documents to which the Borrower is a party, upon which certificate the Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Borrower.

          (iv)  A certificate, signed by the chief financial officer of the Borrower, stating that on the initial Borrowing Date no Default or Unmatured Default has occurred and is continuing.

          (v)  A written opinion of the Borrower's counsel, addressed to the Lenders in substantially the form of Exhibit A.

          (vi)  A Note issued by the Borrower pursuant to Section 2.13 payable to the order of Bank One in the original principal sum of $75,000,000.

        (vii)  Written money transfer instructions, in substantially the form of Exhibit D, addressed to the Agent and signed by an Authorized Officer, together with such other related money transfer authorizations as the Agent may have reasonably requested.

        (viii)  The insurance certificate described in Section 5.20.

          (ix)  A Purchase and Sale Agreement among Stream Gas Co., The Church in Austin, The Church in Oklahoma City and Equity Oil Company dated as of April 4, 2002, for the acquisition of certain producing oil and gas properties located in Yolo County, California (the "Yolo County Properties"), which agreement shall be fully executed and otherwise be satisfactory in form and substance to the Agent.

          (x)  An affidavit executed by the Borrower relating to the Yolo County Properties in the form of Exhibit F attached hereto (the "Affidavit of Payment of Trade Bills"), containing the information as provided therein, which shall be satisfactory to the Agent.

          (xi)  A certificate with respect to the Yolo County Properties in the form of Exhibit D attached hereto (the "Property Certificate") containing the information as provided therein, which shall be satisfactory to the Agent.

        (xii)  Receipt of title opinions and other title information and data acceptable to the Lender covering the Yolo County Properties, reflecting title to the Mineral Interests of the Borrower therein which is acceptable to the Agent.

        (xiii)  Receipt of a notice in compliance with the provisions of Section 26.02 of the Texas Business and Commerce Code (the "Section 26.02 Notice").

        (xiv)  A mortgage or deed of trust (an "Oil and Gas Mortgage"), which shall be in form and substance satisfactory to the Agent pursuant to which the Borrower mortgages to the Agent its entire Mineral Interests in the Yolo County Properties.

        (xv)  The amendment of all existing mortgages and deeds of trust previously executed by the Borrower in favor of Bank One, individually, to reflect that such Mortgaged Properties now secure all of the Obligations hereunder and that the beneficiary thereof is the Agent, all pursuant to one or more mortgage or deed of trust amendments (each a "Mortgage Amendment"), which shall be satisfactory in form and substance to the Agent.

        (xvi)  Canadian Collateral Security Documents, which shall be satisfactory in form and substance to the Agent.

      (xvii)  Evidence satisfactory to the Agent that the Borrower is in compliance with the representation set forth in Section 5.22 of this Agreement.

      (xviii)  Such other documents as any Lender or its counsel may have reasonably requested.

        4.2    Each Credit Extension.    The Lenders shall not be required to make any Credit Extension unless on the applicable Borrowing Date:

            (i)  There exists no Default or Unmatured Default.

          (ii)  The representations and warranties contained in Article V are true and correct as of such Borrowing Date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date.

          (iii)  All legal matters incident to the making of such Credit Extension shall be satisfactory to the Lenders and their counsel.

        Each Borrowing Notice or request for a Letter of Credit with respect to each such Credit Extension shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 4.2(i) and (ii) have been satisfied. Any Lender may require a duly completed compliance certificate in substantially the form of Exhibit B as a condition to making a Credit Extension.

ARTICLE V REPRESENTATIONS AND WARRANTIES

        The Borrower represents and warrants to the Lenders that:

        5.1    Existence and Standing.    Each of the Borrower and its Subsidiaries is a corporation, partnership (in the case of Subsidiaries only) or limited liability company duly and properly incorporated or organized, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

        5.2    Authorization and Validity.    The Borrower has the power and authority and legal right to execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder. The execution and delivery by the Borrower of the Loan Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by proper corporate proceedings, and the Loan Documents to which the Borrower is a party constitute legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.

        5.3    No Conflict Government Consent.    Neither the execution and delivery by the Borrower of the Loan Documents to which it is a party, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate (i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower or any of its Subsidiaries or (ii) the Borrower's or any Subsidiary's articles or certificate of incorporation, partnership agreement, certificate of partnership. articles or certificate of organization, by-laws, or operating or other management agreement, as the case may be, or (iii) the provisions of any indenture, instrument or agreement to which the Borrower or any of its Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in, or require, the creation or imposition of any Lien in, of or on the Property of the Borrower or a Subsidiary pursuant to the terms of any such indenture, instrument or agreement. No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by the Borrower or any of its Subsidiaries, is required to be obtained by the Borrower or any of its Subsidiaries in connection with the execution and delivery of the Loan Documents, the borrowings under this Agreement, the payment and performance by the Borrower of the Obligations or the legality, validity, binding effect or enforceability of any of the Loan Documents.

        5.4    Financial Statements.    The consolidated financial statements of the Borrower and its Subsidiaries heretofore delivered to the Lenders were prepared in accordance with generally accepted accounting principles in effect on the date such statements were prepared and fairly present the consolidated financial condition and operations of the Borrower and its Subsidiaries at such date and the consolidated results of their operations for the period then ended.

        5.5    Material Adverse Change.    Since December 31, 2001, there has been no change in the business, Property, prospects, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

        5.6    Taxes.    The Borrower and its Subsidiaries have filed all United States federal tax returns and all other tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by the Borrower or any of its Subsidiaries, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with Agreement Accounting Principles and as to which no Lien exists. No tax liens have been filed and no claims are being asserted with respect to any such taxes. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of any taxes or other governmental charges are adequate.

        5.7    Litigation and Contingent Obligations.    Except as previously disclosed to the Agent in writing, there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting the Borrower or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of any Credit Extension. Other than any liability incident to any litigation, arbitration or proceeding which (i) could not reasonably be expected to have a Material Adverse Effect or (ii) the Borrower has no material Contingent Obligations not provided for or disclosed in the financial statements referred to in Section 5.4.

        5.8    Subsidiaries.    Schedule 1 contains an accurate list of all Subsidiaries of the Borrower as of the date of this Agreement, setting forth their respective jurisdictions of organization and the percentage of their respective capital stock or other ownership interests owned by the Borrower or other Subsidiaries. All of the issued and outstanding shares of capital stock or other ownership interests of such Subsidiaries have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable.

        5.9    ERISA.    The Unfunded Liabilities of all Single Employer Plans do not in the aggregate exceed $5,000. Neither the Borrower nor any other member of the Controlled Group has incurred, or is reasonably expected to incur, any withdrawal liability to Multiemployer Plans in excess of $5,000 in the aggregate. Each Plan complies in all material respects with all applicable requirements of law and regulations, no Reportable Event has occurred with respect to any Plan, neither the Borrower nor any other member of the Controlled Group has withdrawn from any Plan or initiated steps to do so, and no steps have been taken to reorganize or terminate any Plan.

        5.10    Accuracy of Information.    No information, exhibit or report furnished by the Borrower or any of its Subsidiaries to the Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading.

        5.11    Regulation U.    Margin stock (as defined in Regulation U) constitutes less than 25% of the value of those assets of the Borrower and its Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder.

        5.12    Material Agreements.    Neither the Borrower nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any agreement to which it is a party, which default could reasonably be expected to have a Material Adverse Effect or (ii) any agreement or instrument evidencing or governing Indebtedness.

        5.13    Compliance With Laws.    The Borrower and its Subsidiaries have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property except for any failure to comply with any of the foregoing which could not reasonably be expected to have a Material Adverse Effect.

        5.14    Ownership of Properties.    Except as set forth on Schedule 2, on the date of this Agreement, the Borrower and its Subsidiaries will have good title, free of all Liens other than those permitted by Section 6.15, to all of the Property and assets reflected in the Borrower's most recent consolidated financial statements provided to the Agent as owned by the Borrower and its Subsidiaries.

        5.15    Plan Assets Prohibited Transactions.    The Borrower is not an entity deemed to hold "plan assets" within the meaning of 29 C.F.R. § 25 10.3-101 of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code), and neither the execution of this Agreement nor the making of Credit Extensions hereunder gives rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.

        5.16    Environmental Matters.    In the ordinary course of its business, the officers of the Borrower consider the effect of Environmental Laws on the business of the Borrower and its Subsidiaries, in the course of which they identify and evaluate potential risks and liabilities accruing to the Borrower due to Environmental Laws. On the basis of this consideration, the Borrower has concluded that Environmental Laws cannot reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary has received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to have a Material Adverse Effect.

        5.17    Investment Company Act.    Neither the Borrower nor any Subsidiary is an "investment company" or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

        5.18    Public Utility Holding Company Act.    Neither the Borrower nor any Subsidiary is a "holding company" or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

        5.19    Post-Retirement Benefits.    The present value of the expected cost of post-retirement medical and insurance benefits payable by the Borrower and its Subsidiaries to its employees and former employees, as estimated by the Borrower in accordance with procedure and assumptions deemed reasonable by the Required Lenders, does not exceed $10,000.

        5.20    Insurance.    The certificate signed by the President or Chief Financial Officer of the Borrower, that attests to the existence and adequacy of, and summarizes, the property and casualty insurance program carried by the Borrower with respect to itself and its Subsidiaries and that has been furnished by the Borrower to the Agent and the Lenders, is complete and accurate. This summary includes the insurer's or insurers name(s), policy number(s), expiration date(s), amount(s) of coverage, type(s) of coverage, exclusion(s), and deductibles. This summary also includes similar information, and describes any reserves, relating to any self-insurance program that is in effect.

        5.21    Solvency.    (i) Immediately after the consummation of the transactions to occur on the date hereof and immediately following the making of each Loan, if any, made on the date hereof and after giving effect to the application of the proceeds of such Loans, (a) the fair value of the assets of the Borrower and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, subordinated, contingent or otherwise, of the Borrower and its Subsidiaries on a consolidated basis; (b) the present fair saleable value of the Property of the Borrower and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Borrower and its Subsidiaries on a consolidated basis on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;(c) the Borrower and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Borrower and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted after the date hereof.

            (i)  The Borrower does not intend to, or to permit any of its Subsidiaries to, and does not believe that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

        5.22    Concerning the Mortgaged Properties.    The Mortgaged Properties are described in and covered by the engineering reports which have previously been delivered to and relied upon by the Agent and the Lenders in connection with this Agreement, and the Borrower owns at least the decimal percentage Mineral Interests in such properties as are specified in such engineering reports. The Mortgaged Properties represent not less than 85% of the Engineered Value of all of the Borrower's oil and gas properties. The Borrower has provided the Agent with title information and title data acceptable to the Agent reflecting title to the Mineral Interests of the Borrower in those Mortgaged Properties which represent at least 90% of the Engineered Value of the Borrower's Mineral Interests in all of the Mortgaged Properties.

        5.23    Continuation of Representations and Warranties.     ll representations and warranties made under this Agreement shall be deemed to be made at and as of the date hereof and as of the date of any future Loan or issuance of any future Letter of Credit and in all instances shall be true and correct in all material respects.

ARTICLE VI COVENANTS

        During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:

        6.1    Financial Reporting and Other Information.     he Borrower will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with generally accepted accounting principles, and furnish to the Lenders:

            (i)  Within 90 days after the close of each of its fiscal years, an unqualified audit report certified by independent certified public accountants acceptable to the Lenders, prepared in accordance with Agreement Accounting Principles on a consolidated and consolidating basis (consolidating statements need not be certified by such accountants) for itself and its Subsidiaries, including balance sheets as of the end of such period, related profit and loss and reconciliation of surplus statements, and a statement of cash flows, accompanied by any management letter prepared by said accountants.

          (ii)  Within 45 days after the close of the first three quarterly periods of each of its fiscal years, for itself and its Subsidiaries, consolidated and consolidating unaudited balance sheets as at the close of each such period and consolidated and consolidating profit and loss and reconciliation of surplus statements and a statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified by its chief financial officer.

          (iii)  Together with the financial statements required under Sections 6. 1 (i) and (ii), a compliance certificate in substantially the form of Exhibit B signed by its chief financial officer showing the calculations necessary to determine compliance with this Agreement and stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof.

          (iv)  Within 270 days after the close of each fiscal year, a statement of the Unfunded Liabilities of each Single Employer Plan, certified as correct by an actuary enrolled under ERISA.

          (v)  As soon as possible and in any event within 10 days after the Borrower knows that any Reportable Event has occurred with respect to any Plan, a statement, signed by the chief financial officer of the Borrower, describing said Reportable Event and the action which the Borrower proposes to take with respect thereto.

          (vi)  As soon as possible and in any event within 10 days after receipt by the Borrower, a copy of (a) any notice or claim to the effect that the Borrower or any of its Subsidiaries is or may be liable to any Person as a result of the release by the Borrower, any of its Subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment, and (b) any notice alleging any violation of any federal, state or local environmental, health or safety law or regulation by the Borrower or any of its Subsidiaries, which, in either case, could reasonably be expected to have a Material Adverse Effect.

        (vii)  Promptly upon the furnishing thereof to the shareholders of the Borrower, copies of all financial statements, reports and proxy statements so furnished.

        (viii)  Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which the Borrower or any of its Subsidiaries files with the Securities and Exchange Commission.

          (ix)  Within thirty (30) days of request from the Agent, deliver to the Agent internally prepared production reports showing on a monthly basis for each month covered by the Agent's request, all production of oil, gas and other hydrocarbons during the subject month, all proceeds received during the subject month from the sale of production from such properties, all expenses incurred during the subject month attributed to such properties, a description of all material operations conducted on such properties since the last monthly report, and such other information as the Agent may reasonably request.

          (x)  Deliver to the Agent on or before February 15 of each year commencing February 15, 2003, (1) a Reserve Report, and (2) a schedule comparing the net revenue interests of each well or lease mortgaged to the Lenders after giving affect to all encumbrances listed thereon, to the net revenue interests for such properties reflected on the Reserve Report along with an explanation as to any material discrepancies between the two net revenue interest disclosures.

          (xi)  Such other information (including such reserve, engineering, geological, title information and other non-financial information) as the Agent or any Lender may from time to time reasonably request.

        6.2    Use of Proceeds.    The Borrower will, and will cause each Subsidiary to, use the proceeds of the Credit Extensions for (i) general corporate purposes, (ii) refinancing of existing indebtedness, (iii) the acquisition, exploration and development of oil and gas properties, and (iv) for the issuance of Letters of Credit to support obligations of the Borrower and its Subsidiaries. Notwithstanding the foregoing, no proceeds of Credit Extensions may be used to finance any of the activities of the Borrower and its Subsidiaries in Canada. The Borrower will not, nor will it permit any Subsidiary to, use any of the proceeds of the Advances to purchase or carry any "margin stock" (as defined in Regulation U).

        6.3    Notice of Default.    The Borrower will, and will cause each Subsidiary to, give prompt notice in writing to the Lenders of the occurrence of any Default or Unmatured Default and of any other development, financial or otherwise, which could reasonably be expected to have a Material Adverse Effect.

        6.4    Conduct of Business.    The Borrower will, and will cause each Subsidiary to, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and do all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a domestic corporation, partnership or limited liability company in its jurisdiction of incorporation or organization, as the case may be, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

        6.5    Taxes.    The Borrower will, and will cause each Subsidiary to, timely file complete and correct United States federal and applicable foreign, state and local tax returns required by law and pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with Agreement Accounting Principles.

        6.6    Insurance.    The Borrower will, and will cause each Subsidiary to, maintain with financially sound and reputable insurance companies insurance on all their Property in such amounts and covering such risks as is consistent with sound business practice, and the Borrower will furnish to any Lender upon request full information as to the insurance carried.

        6.7    Compliance with Laws.    The Borrower will, and will cause each Subsidiary to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject including, without limitation, all Environmental Laws.

        6.8    Maintenance of Properties.    The Borrower will, and will cause each Subsidiary to, do all things necessary to maintain, preserve, protect and keep its Property in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times.

        6.9    Inspection.    The Borrower will, and will cause each Subsidiary to, permit the Agent and the Lenders, by their respective representatives and agents, to inspect any of the Property, books and financial records of the Borrower and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Borrower and each Subsidiary, and to discuss the affairs, finances and accounts of the Borrower and each Subsidiary with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Agent or any Lender may designate.

        6.10    Dividends.    Without the prior written approval the Lenders (which may be given or withheld in their discretion), the Borrower will not, nor will it permit any Subsidiary to, declare or pay any dividends or make any distributions on its capital stock (other than dividends payable in its own capital stock) or redeem, repurchase or otherwise acquire or retire any of its capital stock at any time outstanding, except that any Subsidiary may declare and pay dividends or make distributions to the Borrower or to a Wholly-Owned Subsidiary.

        6.11    Indebtedness.    The Borrower will not, nor will it permit any Subsidiary to, create, incur or suffer to exist any Indebtedness, except:

            (i)  The Loans and Letter of Credit reimbursement obligations.

          (ii)  Indebtedness existing on the date hereof and described in Schedule 2.

          (iii)  Indebtedness arising under Rate Management Transactions between the Borrower and any counterparty approved by the Required Lenders.

          (iv)  Indebtedness arising in connection with transactions permitted by Section 6. 13(iii).

          (v)  Indebtedness secured by purchase-money liens and security interests which do not exceed $250,000 in aggregate at any one time outstanding.

          (vi)  Operating Lease Obligations permitted by Section 6.18 hereof.

        6.12    Merger.    The Borrower will not, nor will it permit any Subsidiary to, merge or consolidate with or into any other Person, except that a Subsidiary may merge into the Borrower or a Wholly-Owned Subsidiary.

        6.13    Sale of Assets.    The Borrower will not, nor will it permit any Subsidiary to, lease, sell or otherwise dispose of its Property to any other Person, except:

            (i)  Sales of inventory in the ordinary course of business.

          (ii)  Leases, sales or other dispositions of its Property that, together with all other Property of the Borrower and its Subsidiaries previously leased, sold or disposed of (other than inventory in the ordinary course of business) as permitted by this Section during the twelve-month period ending with the month in which any such lease, sale or other disposition occurs, do not constitute a Substantial Portion of the Property of the Borrower and its Subsidiaries.

          (iii)  Sales approved in advance by the Required Lenders.

          (iv)  Sales in the ordinary course of business provided that such sales do not exceed $250,000 in the aggregate in any six month period commencing on a Determination Date.

        6.14    Investments and Acquisitions.    The Borrower will not, nor will it permit any Subsidiary to, make or suffer to exist any Investments (including without limitation, loans and advances to, and other Investments in, Subsidiaries), or commitments therefor, or to create any Subsidiary or to become or remain a partner in any partnership or joint venture, or to make any Acquisition of any Person, except:

            (i)  Cash Equivalent Investments.

          (ii)  Existing Investments in Subsidiaries and other Investments in existence on the date hereof and described in Schedule 1.

          (iii)  The Borrower's existing Investment in Symskaya Exploration, Inc.

          (iv)  Acquisitions of oil and gas properties which are otherwise permitted by the terms of this Agreement.

          (v)  Any other Investment or Acquisition to which the Required Lenders in their discretion consent (any Subsidiary formed or acquired with the consent of the Required Lenders will be required to execute a Guaranty).

        6.15    Liens.    The Borrower will not, nor will it permit any Subsidiary to, create, incur, or suffer to exist any Lien in, of or on the Property of the Borrower or any of its Subsidiaries, except:

            (i)  Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with Agreement Accounting Principles shall have been set aside on its books.

          (ii)  Liens imposed by law, such as carriers', warehousemen's and mechanics' liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due.

          (iii)  Liens arising out of pledges or deposits under worker's compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation.

          (iv)  Utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Borrower or its Subsidiaries.

          (v)  Liens existing on the date hereof and described in Schedule 2.

          (vi)  Liens in favor of the Agent and the Canadian trustee, for the benefit of the Lenders, granted pursuant to any Loan Document, or Liens in favor of any Lender resulting from a Rate Management Transaction.

        (vii)  Purchase-money liens and security interests securing Indebtedness permitted by Section 6.11(v).

        6.16    Affiliates.    The Borrower will not, and will not permit any Subsidiary to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate except in the ordinary course of business and pursuant to the reasonable requirements of the Borrower's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than the Borrower or such Subsidiary would obtain in a comparable arms-length transaction.

        6.17    Subordinated Indebtedness.    The Borrower will not, and will not permit any Subsidiary to, make any amendment or modification to the indenture, note or other agreement evidencing or governing any Subordinated Indebtedness, or directly or indirectly voluntarily prepay, defease or in substance defease, purchase, redeem, retire or otherwise acquire, any Subordinated Indebtedness.

        6.18    Operating Leases.    The Borrower will not, nor will it permit any Subsidiary to, enter into or remain liable upon any Operating Lease, except for Operating Leases which have Operating Lease Obligations of not more than $500,000 at any one time outstanding.

        6.19    Sale and Leaseback Transactions and other Off-Balance Sheet Liabilities.    The Borrower will not, nor will it permit any Subsidiary to, enter into or suffer to exist any (i) Sale and Leaseback Transaction or (ii) any other transaction pursuant to which it incurs or has incurred Off-Balance Sheet Liabilities.

        6.20    Contingent Obligations.    The Borrower will not, nor will it permit any Subsidiary to, make or suffer to exist any Contingent Obligation (including, without limitation, any Contingent Obligation with respect to the obligations of a Subsidiary), except by (i) endorsement of instruments for deposit or collection in the ordinary course of business, and (ii) Letter of Credit reimbursement obligations.

        6.21    Financial Contracts.    The Borrower will not, nor will it permit any Subsidiary to, enter into or remain liable upon any Financial Contract, except Pre-Approved Contracts. Not later than thirty (30) days subsequent to the initial Borrowing Date, the Borrower will enter into additional commodity hedging agreements for aggregate volumes of not less than 50% or projected monthly BOE volumes of all of the Borrower's proved and producing oil and gas properties, including Mortgaged Properties, forecast in the Lenders' most recent engineering evaluation, at price levels and terms acceptable to the Agent. None of the commodity hedging agreements referred to in the preceding sentence may be unwound, but any Pre-Approved Contract may be unwound.

        6.22    Extensions of Credit.     he Borrower will not make any loan or advance to any Person without the consent of the Agent, except (a) loans and intercompany adjustments between the Borrower and its Subsidiaries occurring in the ordinary course of business, and (b) advances made to employees of the Borrower for the payment by them of items for which an expense report or voucher will be filed and which items will constitute ordinary and necessary business expenses of the Borrower, and (c) loans to employees of the Borrower which do not exceed $50,000 in the aggregate to all employees at any one time outstanding.

        6.23    Financial Covenants.

          6.23.1    Current Ratio.    The Borrower will not permit the ratio of its Current Assets to Current Liabilities to be less than 1.0 to 1.0.

          6.23.2    Leverage Ratio.    The Borrower will not permit the ratio, determined as of the end of each of its fiscal quarters, of (i) Consolidated Funded Indebtedness to (ii) Consolidated EBITDA for the then most-recently ended fiscal quarters, calculated on a quarterly annualized basis, to be greater than 3.5 to 1.0.

          6.23.3    Minimum Tangible Net Worth.    The Borrower will at all times maintain Consolidated Tangible Net Worth of not less than the sum of (i) $26,675,000 (which is 85% of Consolidated Tangible Net Worth as of the date hereof), plus (ii) 75% of Consolidated Net Income earned in each fiscal quarter beginning with the quarter ending March 31, 2002 (without deduction for losses), plus (iii) 100% of the proceeds from the sale of equity adjusted for the aggregate amount of any non-cash write downs of FASB 19, 144 and 133, plus(iv) 100% of any capital contributions made to Borrower after the date hereof.

        6.24    Limitation on Ownership of Canadian Reserves.    During the term of this Agreement, the Engineered Value of the Borrower's oil and gas properties which are located in Canada will not exceed 20% of the Engineered Value of all of the Borrower's oil and gas properties wherever located.

        6.25    Limitation on Deductions for Canadian Income Taxes.    The Borrower will not claim any deductions for Canadian income taxes with respect to interest paid under this Agreement.

        6.26    Concerning the Mortgaged Properties.    If at any time the Agent is in possession of title information and title data acceptable to the Agent which represents less than 90% of the Engineered Value of the Borrower's Mineral Interests and all of the Mortgaged Properties, then the Borrower shall deliver to the Agent such additional title information and title data as is acceptable to the Agent which reflects title to the Mineral Interests of the Borrower in those Mortgaged Properties which represent at least 90% of the Engineered Value of all of the Borrower's Mineral Interests in all of the Mortgaged Properties.

ARTICLE VII DEFAULTS

        The occurrence of any one or more of the following events shall constitute a Default:

        7.1  Any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries to the Lenders or the Agent under or in connection with this Agreement, any Credit Extension, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be materially false on the date as of which made.

        7.2  Nonpayment of principal of any Loan when due, nonpayment of any LC Disbursement within one (1) Business Day after the same has been paid pursuant to a Letter of Credit, or nonpayment of interest upon any Loan or of any commitment fee, Letter of Credit fee or other obligations under any of the Loan Documents within five days after the same becomes due.

        7.3  The breach by the Borrower of any of the terms or provisions of Article VI.

        7.4  The breach by the Borrower (other than a breach which constitutes a Default under another Section of this Article VII) of any of the terms or provisions of this Agreement which is not remedied within five days after written notice from the Agent or any Lender.

        7.5  Failure of the Borrower or any of its Subsidiaries or any Guarantor to pay when due any Indebtedness aggregating in excess of $500,000 ("Material Indebtedness"); or the default by the Borrower or any of its Subsidiaries or any Guarantor in the performance (beyond the applicable grace period with respect thereto, if any) of any term, provision or condition contained in any agreement under which any such Material Indebtedness was created or is governed, or any other event shall occur or condition exist, the effect of which default or event is to cause, or to permit the holder or holders of such Material Indebtedness to cause, such Material Indebtedness to become due prior to its stated maturity; or any Material Indebtedness of the Borrower or any of its Subsidiaries or any Guarantor

shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof; or the Borrower or any of its Subsidiaries or any Guarantor shall not pay, or admit in writing its inability to pay, its debts generally as they become due.

        7.6  The Borrower or any of its Subsidiaries or any Guarantor shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate or partnership action to authorize or effect any of the foregoing actions set forth in this Section 7.6 or (vi) fail to contest in good faith any appointment or proceeding described in Section 7.7.

        7.7  Without the application, approval or consent of the Borrower or any of its Subsidiaries, or any Guarantor a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any of its Subsidiaries or any Guarantor or any Substantial Portion of its Property, or a proceeding described in Section 7.6(iv) shall be instituted against the Borrower or any of its Subsidiaries or any Guarantor and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 30 consecutive days.

        7.8  Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of, all or any portion of the Property of the Borrower and its Subsidiaries or any Guarantor which, when taken together with all other Property of the Borrower and its Subsidiaries or any Guarantor so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such action occurs, constitutes a Substantial Portion.

        7.9  The Borrower or any of its Subsidiaries shall fail within 30 days to pay, bond or otherwise discharge one or more (i) judgments or orders for the payment of money in excess of $100,000 (or the equivalent thereof in currencies other than U. 5. Dollars) in the aggregate, or (ii) nonmonetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgment(s), in any such case, is/are not stayed on appeal or otherwise being appropriately contested in good faith.

      7.10  The Unfunded Liabilities of all Single Employer Plans shall exceed in the aggregate $250,000 or any Reportable Event shall occur in connection with any Plan.

      7.11  The Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that it has incurred withdrawal liability to such Multiemployer Plan in an amount which, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Borrower or any other member of the Controlled Group as withdrawal liability (determined as of the date of such notification), exceeds $250,000 or requires payments exceeding $50,000 per annum.

      7.12  Any Change in Control shall occur.

      7.13  The occurrence of any "default", as defined in any Loan Document (other than this Agreement) or the breach of any of the terms or provisions of any Loan Document (other than this Agreement), which default or breach continues beyond any period of grace therein provided.

      7.14  Nonpayment by the Borrower of any Rate Management Obligation when due or the breach by the Borrower of any term, provision or condition contained in any Rate Management Transaction.

      7.15  Any Guaranty shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Guaranty, or any Guarantor shall fail to comply with any of the terms or provisions of any Guaranty to which it is a party, or any Guarantor shall deny that it has any further liability under any Guaranty to which it is a party, or shall give notice to such effect.

      7.16  Paul M. Dougan shall for any reason cease to be the President and Chief Executive Officer of the Borrower, and a successor or successors acceptable to the Lenders are not appointed within ninety (90) days thereof.

ARTICLE VIII ACCELERATIONS, WAIVERS, AMENDMENTS AND REMEDIES

        8.1    Acceleration.    (i) If any Default described in Section 7.6 or 7.7 occurs with respect to the Borrower, the obligations of the Lenders to make Loans hereunder and the obligation and power of the LC Issuer to issue Letters of Credit shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Agent, the LC Issuer or any Lender. If any other Default occurs, the Required Lenders (or the Agent with the consent of the Required Lenders) may terminate or suspend the obligations of the Lenders to make Loans hereunder, and the obligation and power of the LC Issuer to issue Letters of Credit, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives.

          (ii)  If within thirty (30) days after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Loans and the obligation and power of the LC Issuer to issue Letters of Credit hereunder as a result of any Default (other than any Default as described in Sections 7.6 or 7.7 with respect to the Borrower) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the required Lenders (in their sole discretion) shall so direct, the Agent shall, by notice to the Borrower, rescind and annul such acceleration and/or termination.

        8.2    Amendments.    Subject to the provisions of this Article VIII, the Required Lenders (or the Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Default hereunder; provided, however, that no such supplemental agreement shall, without the consent of all of the Lenders:

            (i)  Extend the final maturity of any Loan, or extend the expiry date of any Letter of Credit to a date after the Facility Termination Date or forgive all or any portion of the principal amount thereof or any reimbursement obligation of a Letter of Credit, or reduce the rate or extend the time of payment of interest or fees thereon or any reimbursement obligation of a Letter of Credit related thereto.

          (ii)  Reduce the percentage specified in the definition of Required Lenders.

          (iii)  Extend the Facility Termination Date, or reduce the amount or extend the payment date for, the mandatory payments required under Section 2.2, or increase the amount of the Commitment of any Lender hereunder or the commitment to issue Letters of Credit, or permit the Borrower to assign its rights under this Agreement.

          (iv)  Amend this Section 8.2.

No amendment of any provision of this Agreement relating to the Agent shall be effective without the written consent of the Agent, and no amendment of any provision relating to the LC Issuer shall be effective without the written consent of the LC Issuer. The Agent may waive payment of the fee required under Section 12.3.2 without obtaining the consent of any other party to this Agreement.

        8.3    Preservation of Rights.    No delay or omission of the Lenders, the LC Issuer or the Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Credit Extension notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Credit Extension shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Agent, the LC Issuer and the Lenders until the Obligations have been paid in full.

ARTICLE IX GENERAL PROVISIONS

        9.1    Survival of Representations.    All representations and warranties of the Borrower contained in this Agreement shall survive the making of the Credit Extensions herein contemplated.

        9.2    Governmental Regulation.    Anything contained in this Agreement to the contrary notwithstanding, neither the LC Issuer nor any Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

        9.3    Headings.    Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

        9.4    Entire Agreement.    The Loan Documents embody the entire agreement and understanding among the Borrower, the Agent, the LC Issuer and the Lenders and supersede all prior agreements and understandings among the Borrower, the Agent, the LC Issuer and the Lenders relating to the subject matter thereof other than the fee letter described in Section 10.13.

        9.5    Several Obligations: Benefits of this Agreement.    The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns, provided, however, that the parties hereto expressly agree that the Arranger shall enjoy the benefits of the provisions of Sections 9.6, 9. 10 and 10. 11 to the extent specifically set forth therein and shall have the right to enforce such provisions on its own behalf and in its own name to the same extent as if it were a party to this Agreement.

        9.6    Expenses Indemnification.    (i) The Borrower shall reimburse the Agent, the Arranger, the Lenders and the LC Issuer for any costs, internal charges and out-of-pocket expenses (including attorneys' fees and time charges of attorneys for any of them, which attorneys may be employees of any of them) paid or incurred by any of them in connection with the preparation, negotiation, execution, delivery, syndication, review, amendment, modification, and administration of the Loan Documents. The Borrower also agrees to reimburse the Agent, the Arranger and the Lenders for any costs, internal charges and out-of-pocket expenses (including attorneys' fees and time charges of attorneys for the Agent, the Arranger and the Lenders, which attorneys may be employees of the Agent, the Arranger or the Lenders) paid or incurred by the Agent, the Arranger or any Lender in connection with the collection and enforcement of the Loan Documents. Expenses being reimbursed by the Borrower under this Section include, without limitation, costs and expenses incurred in connection with the Reports described in the following sentence. The Borrower acknowledges that from time to time Bank One may prepare and may distribute to the Lenders (but shall have no obligation or duty to prepare or to distribute to the Lenders) certain audit reports (the "Reports") pertaining to the Borrower's assets for internal use by Bank One from information furnished to it by or on behalf of the Borrower, after Bank One has exercised its rights of inspection pursuant to this Agreement.

          (ii)  The Borrower hereby further agrees to indemnify the Agent, the Arranger, the LC Issuer, each Lender, their respective affiliates, and each of their directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not the Agent, the Arranger, the LC Issuer, any Lender or any affiliate is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Credit Extension hereunder except to the extent that they are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the party seeking indemnification. The obligations of the Borrower under this Section 9.6 shall survive the termination of this Agreement.

        9.7    Numbers of Documents.    All statements, notices, closing documents, and requests hereunder shall be furnished to the Agent with sufficient counterparts so that the Agent may furnish one to each of the Lenders.

        9.8    Accounting.    Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with Agreement Accounting Principles, except that any calculation or determination which is to be made on a consolidated basis shall be made for the Borrower and all its Subsidiaries, including those Subsidiaries, if any, which are unconsolidated on the Borrower's audited financial statements.

        9.9    Severability of Provisions.    Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

        9.10    Nonliability of Lenders.    The relationship between the Borrower on the one hand and the Lenders, the LC Issuer and the Agent on the other hand shall be solely that of borrower and lender. Neither the Agent, the Arranger, the LC Issuer nor any Lender shall have any fiduciary responsibilities to the Borrower. Neither the Agent, the Arranger, the LC Issuer nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower's business or operations. The Borrower agrees that neither the Agent, the Arranger nor any Lender shall have liability to the Borrower (whether sounding in tort, contract or otherwise) for losses suffered by the Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. Neither the Agent, the Arranger, the LC Issuer nor any Lender shall have any liability with respect to, and the Borrower hereby waives, releases and agrees not to sue for, any special, indirect or consequential damages suffered by the Borrower in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

        9.11    Confidentiality.    Each Lender agrees to hold any confidential information which it may receive from the Borrower pursuant to this Agreement in confidence, except for disclosure (i) to its Affiliates and to other Lenders and their respective Affiliates, (ii) to legal counsel, accountants, and other professional advisors to such Lender or to a Transferee, (iii) to regulatory officials, (iv) to any Person as requested pursuant to or as required by law, regulation, or legal process, (v) to any Person in connection with any legal proceeding to which such Lender is a party, (vi) to such Lender's direct or indirect contractual counter parties in swap agreements or to legal counsel, accountants and other professional advisors to such counter parties, and (vii) permitted by Section 12.4.

        9.12    Nonreliance.    Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System) for the repayment of the Credit Extensions provided for herein.

        9.13    Disclosure.    The Borrower and each Lender hereby (i) acknowledge and agree that Bank One and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with the Borrower and its Affiliates, and (ii) waive any liability of Bank One or such Affiliate of Bank One to the Borrower or any Lender, respectively, arising out of or resulting from such investments, loans or relationships other than liabilities arising out of the gross negligence or willful misconduct of Bank One or its Affiliates.

ARTICLE X THE AGENT

        10.1    Appointment Nature of Relationship.    Bank One is hereby appointed by each of the Lenders as its contractual representative (herein referred to as the "Agent") hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents (the Agent may be referred to as the "Collateral Agent" in the other Loan Documents). The Agent agrees to act as such contractual representative upon the express conditions contained in this Article X. Notwithstanding the use of the defined term "Agent," it is expressly understood and agreed that the Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement or any other Loan Document and that the Agent is merely acting as the contractual representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as the Lenders' contractual representative, the Agent (i) does not hereby assume any fiduciary duties to any of the Lenders, (ii) is a "representative" of the Lenders within the meaning of Section 9.102 of the Uniform Commercial Code and (iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Lenders hereby agrees to assert no claim against the Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives.

        10.2    Powers.    The Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Agent.

        10.3    General Immunity.    Neither the Agent nor any of its directors, officers, agents or employees shall be liable to the Borrower, the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction is determined in a final non-appealable judgment by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of such Person.

        10.4    No Responsibility for Loans, Recitals, etc.    Neither the Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (a) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder, (b) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (c) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered solely to the Agent; (d) the existence or possible existence of any Default or Unmatured Default; (e) the validity, enforceability, effectiveness, sufficiency or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith; (f) the value, sufficiency, creation, perfection or priority of any Lien in any collateral security; or (g) the financial condition of the Borrower or any guarantor of any of the Obligations or of any of the Borrower's or any such guarantor's respective Subsidiaries. The Agent shall have no duty to disclose to the Lenders information that is not required to be furnished by the Borrower to the Agent at such time, but is voluntarily furnished by the Borrower to the Agent (either in its capacity as Agent or in its individual capacity).

        10.5    Action on Instructions of Lenders.    The Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders. The Lenders hereby acknowledge that the Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Document unless it shall be requested in writing to do so by the Required Lenders. The Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

        10.6    Employment of Agents and Counsel.    The Agent may execute any of its duties as Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Agent and the Lenders and all matters pertaining to the Agent's duties hereunder and under any other Loan Document.

        10.7    Reliance on Documents, Counsel.    The Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Agent, which counsel may be employees of the Agent.

        10.8    Agents Reimbursement and Indemnification.    The Lenders agree to reimburse and indemnify the Agent ratably in proportion to their respective Commitments (or, if the Commitments have been terminated, in proportion to their Commitments immediately prior to such termination) (i) for any amounts not reimbursed by the Borrower for which the Agent is entitled to reimbursement by the Borrower under the Loan Documents, (ii) for any other expenses incurred by the Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents (including, without limitation, for any expenses incurred by the Agent in connection with any dispute between the Agent and any Lender or between two or more of the Lenders) and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby

(including, without limitation, for any such amounts incurred by or asserted against the Agent in connection with any dispute between the Agent and any Lender or between two or more of the Lenders), or the enforcement of any of the terms of the Loan Documents or of any such other documents, provided that (i) no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Agent and (ii) any indemnification required pursuant to Section 3.5(vii) shall, notwithstanding the provisions of this Section 10.8, be paid by the relevant Lender in accordance with the provisions thereof. The obligations of the Lenders under this Section 10.8 shall survive payment of the Obligations and termination of this Agreement.

        10.9    Notice of Default.    The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Unmatured Default hereunder unless the Agent has received written notice from a Lender or the Borrower referring to this Agreement describing such Default or Unmatured Default and stating that such notice is a "notice of default". In the event that the Agent receives such a notice, the Agent shall give prompt notice thereof to the Lenders.

        10.10    Rights as a Lender.    In the event the Agent is a Lender, the Agent shall have the same rights and powers hereunder and under any other Loan Document with respect to its Commitment and its Loans as any Lender and may exercise the same as though it were not the Agent, and the term "Lender" or "Lenders" shall, at any time when the Agent is a Lender, unless the context otherwise indicates, include the Agent in its individual capacity. The Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Subsidiaries in which the Borrower or such Subsidiary is not restricted hereby from engaging with any other Person. The Agent, in its individual capacity, is not obligated to remain a Lender.

        10.11    Lender Credit Decision.    Each Lender acknowledges that it has, independently and without reliance upon the Agent, the Arranger or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Agent, the Arranger or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

        10.12    Successor Agent.    The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, such resignation to be effective upon the appointment of a successor Agent or, if no successor Agent has been appointed, forty-five days after the retiring Agent gives notice of its intention to resign. The Agent may be removed at any time with or without cause by written notice received by the Agent from the Required Lenders, such removal to be effective on the date specified by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint, on behalf of the Borrower and the Lenders, a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders within thirty days after the resigning Agents giving notice of its intention to resign, then the resigning Agent may appoint, on behalf of the Borrower and the Lenders, a successor Agent. Notwithstanding the previous sentence, the Agent may at any time without the consent of the Borrower or any Lender, appoint any of its Affiliates which is a commercial bank as a successor Agent hereunder. If the Agent has resigned or been removed and no successor Agent has been appointed, the Lenders may perform all the duties of the Agent hereunder and the Borrower shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders. No successor Agent shall be deemed to be appointed hereunder until such successor Agent has accepted the appointment. Any such successor Agent shall be a commercial bank having capital and retained earnings of at least $100,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Agent. Upon the effectiveness of the resignation or removal of the Agent, the resigning or removed Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation or removal of an Agent, the provisions of this Article X shall continue in effect for the benefit of such Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Agent hereunder and under the other Loan Documents. In the event that there is a successor to the Agent by merger, or the Agent assigns its duties and obligations to an Affiliate pursuant to this Section 10.12, then the term "Alternate Base Rate" as used in this Agreement shall mean the prime rate, base rate or other analogous rate of the new Agent.

        10.13    Agent's Fee.    The Borrower agrees to pay to the Agent, for its own account, the fees agreed to by the Borrower and the Agent pursuant to that certain letter agreement dated March 29, 2002 or as otherwise agreed from time to time.

        10.14    Delegation to Affiliates.    The Borrower and the Lenders agree that the Agent may delegate any of its duties under this Agreement to any of its Affiliates. Any such Affiliate (and such Affiliate's directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Agent is entitled under Articles IX and X.

        10.15    Execution of Loan Documents.    The Lenders hereby empower and authorize the Agent to execute and deliver to the Borrower on their behalf the Loan Documents and all related financing statements and any financing statements, agreements, documents or instruments as shall be necessary or appropriate to effect the purposes of the Loan Documents.

        10.16    Collateral Releases.    The Lenders hereby empower and authorize the Agent to execute and deliver to the Borrower on their behalf any agreements, documents or instruments as shall be necessary or appropriate to effect any releases of collateral which shall be permitted by the terms hereof or of any other Loan Document or which shall otherwise have been approved by the Required Lenders (or, if required by the terms of Section 8.2, all of the Lenders) in writing.

        10.17    Co-Agents, Documentation Agent, Syndication Agent. Etc.    Neither any of the Lenders identified in this Agreement as a "co-agent" nor the Documentation Agent or the Syndication Agent shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to such Lenders as it makes with respect to the Agent in Section 10.11.

ARTICLE XI SET OFF: RATABLE PAYMENTS

        11.1    Setoff.    In addition to, and without limitation of, any rights of the Lenders under applicable law, if the Borrower becomes insolvent, however evidenced, or any Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender or any Affiliate of any Lender to or for the credit or account of the Borrower may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part hereof, shall then be due.

        11.2    Ratable Payments.    If any Lender, whether by setoff or otherwise, has payment made to it upon its total Revolving Exposure (other than payments received pursuant to Section 3.1, 3.2, 3.4 or 3.5) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the aggregate total Revolving Exposure held by the other

Lenders so that after such purchase each Lender will hold its Pro Rata Share of the aggregate total Revolving Exposure. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their respective Pro Rata Shares of the aggregate outstanding Revolving Exposure. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

ARTICLE XII BENEFIT OF AGREEMENT; ASSIGNMENT; PARTICIPATIONS

        12.1    Successors and Assigns.    The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lenders and their respective successors and assigns, except that (i) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents and (ii) any assignment by any Lender must be made in compliance with Section 12.3. The parties to this Agreement acknowledge that clause (ii) of this Section 12.1 relates only to absolute assignments and does not prohibit assignments creating security interests, including, without limitation, any pledge or assignment by any Lender of all or any portion of its rights under this Agreement and any Note to a Federal Reserve Bank; provided, however, that no such pledge or assignment creating a security interest shall release the transferor Lender from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section 12.3. The Agent may treat the Person which made any Loan or which holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with Section 12.3; provided, however, that the Agent may in its discretion (but shall not be required to) follow instructions from the Person which made any Loan or which holds any Note to direct payments relating to such Loan or Note to another Person. Any assignee of the rights to any Loan or any Note agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan or Note, shall be conclusive and binding on any subsequent holder or assignee of the rights to such Loan or Note.

        12.2    Participations.

          (i)  Permitted Participants: Effect. Any Lender may, at any time sell to one or more banks or other entities ("Participants") participating interests in any Revolving Exposure owing to such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender's obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the owner of its Revolving Exposure and the holder of any Note issued to it in evidence thereof for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under the Loan Documents.

        (ii)  Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Credit Extension or Commitment in which such Participant has an interest which forgives principal, interest or fees or reduces the interest rate or fees payable with respect to any such Loan or Commitment, extends the Facility Termination Date, postpones any date fixed for any regularly-scheduled payment of principal of, or interest or fees on, any such Loan or Commitment, releases any guarantor of any such Loan or releases all or substantially all of the collateral, if any, securing any such Loan.

        (iii)  Benefit of Setoff. The Borrower agrees that each Participant shall be deemed to have the right of setoff provided in Section 11. 1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of setoff provided in Section 11 .1 with respect to the amount of participating interests sold to each Participant. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 11 .1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 11.2 as if each Participant were a Lender.

        12.3    Assignments.

          (i)  Permitted Assignments. Any Lender may, at any time assign to one or more banks or other entities ("Purchasers") all or any part of its rights and obligations under the Loan Documents. Such assignment shall be substantially in the form of Exhibit C or in such other form as may be agreed to by the parties thereto. The consent of the Borrower and the Agent and the LC Issuer shall be required prior to an assignment becoming effective with respect to a Purchaser which is not a Lender or an Affiliate thereof, provided, however, that if a Default has occurred and is continuing, the consent of the Borrower shall not be required. Such consent shall not be unreasonably withheld or delayed. Each such assignment with respect to a Purchaser which is not a Lender or an Affiliate thereof shall (unless each of the Borrower and the Agent otherwise consents) be in an amount not less than the lesser of (i) $5,000,000 or (ii) the remaining amount of the assigning Lender's Commitment (calculated as at the date of such assignment) or outstanding Loans (if the applicable Commitment has been terminated).

        (ii)  Effect: Effective Date. Upon (i) delivery to the Agent of an assignment, together with any consents required by Section 12.3.1, and (ii) payment of a $4,000 fee to the Agent for processing such assignment (unless such fee is waived by the Agent), such assignment shall become effective on the effective date specified in such assignment. The assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitment and Revolving Exposure under the applicable assignment agreement constitutes "plan assets" as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be "plan assets" under ERISA. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by or on behalf of the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and no further consent or action by the Borrower, the Lenders or the Agent shall be required to release the transferor Lender with respect to the percentage of the Aggregate Commitment and Revolving Exposure assigned to such Purchaser. Upon the consummation of any assignment to a Purchaser pursuant to this Section 12.3.2, the transferor Lender, the Agent and the Borrower shall make appropriate arrangements so that new Notes or, as appropriate, replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their respective Commitments, as adjusted pursuant to such assignment.

        12.4    Dissemination of Information.    The Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a "Transferee") and any prospective Transferee any and all information in such Lender's possession concerning the creditworthiness of the Borrower and its Subsidiaries, including without limitation any information contained in any Reports; provided that each Transferee and prospective Transferee agrees to be bound by Section 9.11 of this Agreement.

        12.5    Tax Treatment.    If any interest in any Loan Document is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.5(iv).

ARTICLE XIII NOTICES

        13.1    Notices.    Except as otherwise permitted by Section 2.14 with respect to borrowing notices, all notices, requests and other communications to any party hereunder shall be in writing (including electronic transmission, facsimile transmission or similar writing) and shall be given to such party: (x) in the case of the Borrower or the Agent, at its address or facsimile number set forth on the signature pages hereof, (y) in the case of any Lender, at its address or facsimile number set forth in its administrative questionnaire or (z) in the case of any party, at such other address or facsimile number as such party may hereafter specify for the purpose by notice to the Agent and the Borrower in accordance with the provisions of this Section 13.1. Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, or (iii) if given by any other means, when delivered (or, in the case of electronic transmission, received) at the address specified in this Section; provided that notices to the Agent under Article II shall not be effective until received.

        13.2    Change of Address.    The Borrower, the Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.

ARTICLE XIV COUNTERPARTS

        This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by the Borrower, the Agent, the LC Issuer and the Lenders and each party has notified the Agent by facsimile transmission or telephone that it has taken such action.

ARTICLE XV CHOICE OF LAW: CONSENT TO JURISDICTION: WAIVER OF JURY TRIAL

        15.1    Choice Of Law And Venue.    (a) THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS (BUT NOT THE RULES GOVERNING CONFLICTS OF LAWS) OF THE STATE OF TEXAS AND SHALL BE PERFORMABLE IN DALLAS COUNTY, TEXAS. The parties hereto irrevocably submit themselves to the jurisdiction of any Texas state court or any United States court located in the state of Texas (or any court having jurisdiction over appeals from any such court) in any proceeding between or among them arising out of or in any way relating to this Agreement or the Loan Documents whether arising in contract, tort or otherwise. Any suit, action or proceeding may be brought in the courts of the State of Texas, County of Dallas, or in the United States District Court for the Northern District of Texas, Dallas division. All parties hereto irrevocably consent to the service of process in any suit, action or proceeding in said court by the mailing thereof, by registered or certified mail, postage prepaid, to its address for notices set forth in this Agreement. Service shall be deemed effective five (5) days after such mailing. If requested to do so by any party, each party hereto agrees to waive service of process and to execute any and all documents necessary to implement such waiver in accordance with the Texas Rules of Civil Procedure. All parties hereto irrevocably waive any objections which any may now or hereafter have (including any based on the grounds of forum non conveniens) to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the Loan Documents brought in the courts located in the State of Texas, County of Dallas. Nothing herein impairs the right to bring proceedings in the courts of any other jurisdiction or to effect service of process in any other manner permitted.

        (b)  The parties recognize that courts outside of Dallas County, Texas, may also have jurisdiction over suits, actions or proceedings arising out of this Agreement and the Loan Documents. Except for proceedings brought by the Agent and/or the Lenders in those jurisdictions where the Mortgaged Properties are located, in the event any party shall institute a proceeding involving this Agreement or the Loan Documents in a jurisdiction outside Dallas County, Texas, the party instituting such litigation shall indemnify the other parties for any losses and expenses that may result from the breach of the foregoing covenant to institute such proceeding only in a state or federal court in Dallas County, Texas, including without limitation any additional expenses incurred as the result of litigating in another jurisdiction, such as the expenses and reasonable fees of local counsel and travel and lodging expenses of the indemnified parties, its witnesses, experts and support personnel.

        15.2    Waiver Of Jury Trial.    THE BORROWER, THE AGENT, THE LC ISSUER AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

ARTICLE XVI NOTICE OF FINAL AGREEMENT

        THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

        IN WITNESS WHEREOF, the Borrower, the Lenders and the Agent have executed this Agreement as of the date first above-written.

EQUITY OIL COMPANY
10 West 300 South, Suite 806 Salt Lake City, Utah 84101 Telephone: (801) 521-3513 Facsimile: (801) 521-3534	By:	Paul M. Dougan, President
BANK ONE, NA, Individually and as Agent
One Bank One Plaza, 10th Floor Mail Code IL1-0362 Chicago, Illinois 60670 Telephone: (312) 732-6886 Facsimile: (312) 732-3055	By:	Carl E. Skoog Director, capital markets
Amount of Commitment: $75,000,000

PRICING SCHEDULE

Applicable Margin	Level I Status	Level II Status	Level III Status
Eurodollar Rate Loans	1.75%	2.00%	2.25%
Alternate Base Rate Loans	.75%	1.00%	1.25%
Applicable Fee Rate	.375%	.50%	.50%

        For the purposes of this Schedule, the following terms have meanings, subject to the final paragraph of this Schedule:

          "Borrowing Base Usage" means, as of any date, the percent of the Borrowing Base then in effect represented by the sum of (i) the aggregate principal amount of all Loans then outstanding under the credit facility, plus (ii) the aggregate face amount of all Letters of Credit then outstanding under the credit facility.

          "Level I Status" exists at any date if the Borrowing Base Usage as of such date is less than 50%.

          "Level II Status" exists at any date if the Borrowing Base Usage as of such date is less than 75%, and the Borrower has not qualified for Level I Status as of such date.

          "Level III Status" exists at any date if, the Borrower has not qualified for Level I Status or Level II Status as of such date.

          "Status" means Level I Status, Level II Status or Level III Status.

        The Applicable Margin and Applicable Fee Rate shall be determined by the Agent from time to time in accordance with the foregoing table.

EXHIBIT A
FORM OF OPINION

As of April 12, 2002

The Agent, the Lenders who are parties to the
Credit Agreement described below, and Montreal
Trust Company of Canada.

Gentlemen/Ladies:

        We are counsel for Equity Oil Company (the "Borrower"), and have represented the Borrower in connection with its execution and delivery of a Credit Agreement dated as of April 12, 2002 (the "Agreement") among the Borrower, the Lenders named therein, and Bank One, NA, as Agent, and providing for Advances in an aggregate principal amount not exceeding $75,000,000 at any one time outstanding. All capitalized terms used in this opinion and not otherwise defined herein shall have the meanings attributed to them in the Agreement.

        We have examined the Borrower's **[describe constitutive documents of Borrower and appropriate evidence of authority to enter into the transaction] * *, the Loan Documents and such other matters of fact and law which we deem necessary in order to render this opinion. Based upon the foregoing, it is our opinion that:

        1.    Each of the Borrower and its Subsidiaries is a corporation, partnership or limited liability company duly and properly incorporated or organized, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

        2.    The execution and delivery by the Borrower of the Loan Documents to which it is a party and the performance by the Borrower of its obligations thereunder have been duly authorized by proper corporate proceedings on the part of the Borrower and will not:

          (a)  require any consent of the Borrower's shareholders or members (other than any such consent as has already been given and remains in full force and effect);

          (b)  violate (i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower or any of its Subsidiaries or (ii) the Borrower's or any Subsidiary's articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, by-laws, or operating or other management agreement, as the case may be, or (iii) the provisions of any indenture, instrument or agreement to which the Borrower or any of its Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder; or

          (c)  result in, or require, the creation or imposition of any Lien in, of or on the Property of the Borrower or a Subsidiary pursuant to the terms of any indenture, instrument or agreement binding upon the Borrower or any of its Subsidiaries.

        3.    The Loan Documents to which the Borrower is a party have been duly executed and delivered by the Borrower and constitute legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their terms except to the extent the enforcement thereof may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and subject also to the availability of equitable remedies if equitable remedies are sought.

        4.    The Loan Documents to which each Subsidiary is a party have been duly executed and delivered by such Subsidiary and constitute legal, valid and binding obligations of such Subsidiary and forcible against such Subsidiary in accordance with their terms, except to the extent that the

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enforcement thereof may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and subject also to the availability of equitable remedies if equitable remedies are sought.

        5.    There is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the best of our knowledge after due inquiry, threatened against the Borrower or any of its Subsidiaries which, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

        6.    No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by the Borrower or any of its Subsidiaries, is required to be obtained by the Borrower or any of its Subsidiaries in connection with the execution and delivery of the Loan Documents, the borrowings under the Agreement, the payment and performance by the Borrower of the Obligations, or the legality, validity, binding effect or enforceability of any of the Loan Documents.

        This opinion may be relied upon by the Agent, the Lenders and their participants, assignees and other transferees.

                      Very truly yours,

2

EXHIBIT B
COMPLIANCE CERTIFICATE

To:	The Lenders parties to the Credit Agreement Described Below

        This Compliance Certificate is furnished pursuant to that certain Credit Agreement dated as of April 12, 2002, (as amended, modified, renewed or extended from time to time, the "Agreement") among Equity Oil Company (the "Borrower"), the Lenders party thereto and Bank One, NA, as Agent for the Lenders. Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.

        THE UNDERSIGNED HEREBY CERTIFIES THAT:

        1.    I am the duly elected                        of the Borrower;

        2.    I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements;

        3.    The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or Unmatured Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below; and

        4.    Schedule I attached hereto sets forth financial data and computations evidencing the Borrower's compliance with certain covenants of the Agreement, all of which data and computations are true, complete and correct.

        5.    Schedule II hereto sets forth the determination of the interest rates to be paid for Advances and the commitment fee rates commencing on the fifth day following the delivery hereof..

        6.    Schedule III attached hereto sets forth the various reports and deliveries which are required at this time under the Credit Agreement, and the other Loan Documents and the status of compliance.

        Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event: The foregoing certifications, together with the computations set forth in Schedule I and Schedule II hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this            day of                        , 200  .

of Equity Oil Company

SCHEDULE I TO COMPLIANCE CERTIFICATE

Compliance as of                        ,        with
Provisions of            and            of
the Agreement

SCHEDULE II TO COMPLIANCE CERTIFICATE

Borrower's Applicable Margin Calculation

SCHEDULE III TO COMPLIANCE CERTIFICATE

Reports and Deliveries Currently Due

EXHIBIT C
ASSIGNMENT AGREEMENT

        This Assignment Agreement (this "Assignment Agreement") between                        (the "Assignor") and                        (the "Assignee") is dated as of                        , 200    . The parties hereto agree as follows:

        1.    PRELIMINARY STATEMENT. The Assignor is a party to a Credit Agreement (which, as it may be amended, modified, renewed or extended from time to time is herein called the "Credit Agreement") described in Item I of Schedule I attached hereto ("Schedule 1"). Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the Credit Agreement.

        2.    ASSIGNMENT AND ASSUMPTION. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor's rights and obligations under the Credit Agreement and the other Loan Documents, such that after giving effect to such assignment the Assignee shall have purchased pursuant to this Assignment Agreement the percentage interest specified in Item 3 of Schedule 1 of all outstanding rights and obligations under the Credit Agreement and the other Loan Documents relating to the facilities listed in Item 3 of Schedule 1. The aggregate Commitment (or Loans, if the applicable Commitment has been terminated) purchased by the Assignee hereunder is set forth in Item 4 of Schedule 1.

        3.    EFFECTIVE DATE. The effective date of this Assignment Agreement (the "Effective Date") shall be the later of the date specified in Item S of Schedule 1 or two Business Days (or such shorter period agreed to by the Agent) after this Assignment Agreement, together with any consents required under the Credit Agreement, are delivered to the Agent. In no event will the Effective Date occur if the payments required to be made by the Assignee to the Assignor on the Effective Date are not made on the proposed Effective Date.

        4.    PAYMENT OBLIGATIONS. In consideration for the sale and assignment of Loans hereunder, the Assignee shall pay the Assignor, on the Effective Date, the amount agreed to by the Assignor and the Assignee. On and after the Effective Date, the Assignee shall be entitled to receive from the Agent all payments of principal, interest and fees with respect to the interest assigned hereby. The Assignee will promptly remit to the Assignor any interest on Loans and fees received from the Agent which relate to the portion of the Commitment or Loans assigned to the Assignee hereunder for periods prior to the Effective Date and not previously paid by the Assignee to the Assignor. In the event that either party hereto receives any payment to which the other party hereto is entitled under this Assignment Agreement, then the party receiving such amount shall promptly remit it to the other party hereto.

        5.    RECORDATION FEE. The Assignor and Assignee each agree to pay one-half of the recordation fee required to be paid to the Agent in connection with this Assignment Agreement unless otherwise specified in Item 6 of Schedule 1.

        6.    REPRESENTATIONS OF THE ASSIGNOR, LIMITATIONS ON THE ASSIGNOR'S LIABILITY. The Assignor represents and warrants that (i) it is the legal and beneficial owner of the interest being assigned by it hereunder, (ii) such interest is free and clear of any adverse claim created by the Assignor and (iii) the execution and delivery of this Assignment Agreement by the Assignor is duly authorized. It is understood and agreed that the assignment and assumption hereunder are made without recourse to the Assignor and that the Assignor makes no other representation or warranty of any kind to the Assignee. Neither the Assignor nor any of its officers, directors, employees, agents or attorneys shall be responsible for (i) the due execution, legality, validity, enforceability, genuineness, sufficiency or collectability of any Loan Document, including without limitation, documents granting the Assignor and the other Lenders a security interest in assets of the Borrower or any guarantor, (ii) any

1

representation, warranty or statement made in or in connection with any of the Loan Documents, (iii) the financial condition or creditworthiness of the Borrower or any guarantor, (iv) the performance of or compliance with any of the terms or provisions of any of the Loan Documents, (v) inspecting any of the property, books or records of the Borrower, (vi) the validity, enforceability, perfection, priority, condition, value or sufficiency of any collateral securing or purporting to secure the Loans or (vii) any mistake, error of judgment, or action taken or omitted to be taken in connection with the Loans or the Loan Documents.

        7.    REPRESENTATIONS AND UNDERTAKINGS OF THE ASSIGNEE. The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements requested by the Assignee and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement, (ii) agrees that it will, independently and without reliance upon the Agent, the Assignor or any other Lender and based on such documents and information at it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, (iii) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto, (iv) confirms that the execution and delivery of this Assignment Agreement by the Assignee is duly authorized, (v) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender, (vi) agrees that its payment instructions and notice instructions are as set forth in the attachment to Schedule 1, (vii) confirms that none of the funds, monies, assets or other consideration being used to make the purchase and assumption hereunder are "plan assets" as defined under ERISA and that its rights, benefits and interests in and under the Loan Documents will not be "plan assets" under ERISA, (viii) agrees to indemnify and hold the Assignor harmless against all losses, costs and expenses (including, without limitation, reasonable attorneys' fees) and liabilities incurred by the Assignor in connection with or arising in any manner from the Assignee's non-performance of the obligations assumed under this Assignment Agreement, and (ix) if applicable, attaches the forms prescribed by the Internal Revenue Service of the United States certifying that the Assignee is entitled to receive payments under the Loan Documents without deduction or withholding of any United States federal income taxes.

        8.    GOVERNING LAW. This Assignment Agreement shall be governed by the internal law, and not the law of conflicts, of the State of Texas.

        9.    NOTICES. Notices shall be given under this Assignment Agreement in the manner set forth in the Credit Agreement. For the purpose hereof, the addresses of the parties hereto (until notice of a change is delivered) shall be the address set forth in the attachment to Schedule 1.

        10.  COUNTERPARTS; DELIVERY BY FACSIMILE. This Assignment Agreement may be executed in counterparts. Transmission by facsimile of an executed counterpart of this Assignment Agreement shall be deemed to constitute due and sufficient delivery of such counterpart and such facsimile shall be deemed to be an original counterpart of this Assignment Agreement.

        IN WITNESS WHEREOF, the duly authorized officers of the parties hereto have executed this Assignment Agreement by executing Schedule 1 hereto as of the date first above written.

2

SCHEDULE 1
to Assignment Agreement

1.	Description and Date of Credit Agreement: Credit Agreement Among Equity Oil Company, the Lenders and Bank One, NA as Agent, dated as of April 12, 2002
2.	Date of Assignment Agreement:
3.	Amounts (As of Date of Item 2 above):
	a.	Assignee's percentage of Facility purchased under the Assignment Agreement*	$

	b.	Amount of each Facility purchased under the Assignment Agreement*	$

4.	Assignee's Commitment (or Loans with respect to terminated Commitments) purchased hereunder:		$

5.	Proposed Effective Date:			, 200 .
6.	Non-standard Recordation Fee Arrangement		N/A [Assignor/Assignee to pay 100% of fee] [Fee waived by Agent]
Accepted and Agreed:
[NAME OF ASSIGNOR]	[NAME OF ASSIGNEE]
By:	By:
Title:	Title:
ACCEPTED AND CONSENTED TO BY EQUITY OIL COMPANY	ACCEPTED AND CONSENTED TO BY BANK ONE, NA, As Agent
By:	By:
Title:	Title:

*
Percentage taken to 10 decimal places

Attachment to SCHEDULE 1 to ASSIGNMENT AGREEMENT

ADMINISTRATIVE INFORMATION SHEET

Attach Assignor's Administrative Information Sheet, which must include notice addresses for the Assignor and the Assignee
(Sample form shown below)

ASSIGNOR INFORMATION

Contact:

Name:	Telephone No.:
Fax No.:	Telex No.:
Answerback:

Payment Information:

Name & ABA # of Destination Bank:

Account Name & Number for Wire Transfer:

Other Instructions:

Address for Notices for Assignor:

ASSIGNEE INFORMATION

Credit Contact:

Name:	Telephone No.:
Fax No.:	Telex No.:
Answerback:

Key Operations Contacts:

Booking Installation:	Booking Installation:
Name:	Name:
Telephone No.:	Telephone No.:
Fax No.:	Fax No.:
Telex No.:	Telex No.:
Answerback:	Answerback:

Payment Information:

Name & ABA # of Destination Bank:

Account Name & Number for Wire Transfer:

Other Instructions:

Address for Notices for Assignee:

BANK ONE INFORMATION

Assignee will be called promptly upon receipt of the signed agreement.

Initial Funding Contact:		Subsequent Operations Contact:
Name:		Name:
Telephone No.:	(312)	Telephone No.:	(312)
Fax No.:	(312)	Fax No.:	(312)
		Telex No.:

Initial Funding Standards:

Libor—Fund 2 days after rates are set.

Bank One Wire Instructions:	BANK ONE, NA, ABA # xxxxxxxxx LS2 Incoming Account #xxxxxxxxxxxx
Ref:
Address for Notices for Bank One:		One Bank One Plaza, Chicago, IL 60670 Attn: Agency Compliance Division, Suite 0353 Fax No. (312) 732-2038 or (312) 732-4339

EXHIBIT D
LOAN/CREDIT RELATED MONEY TRANSFER INSTRUCTION

To Bank One, NA
as Agent (the "Agent") under the Credit Agreement
Described Below.

Re:
Credit Agreement dated as of April 12, 2002 (as the same may be amended or modified, the "Credit Agreement"), among Equity Oil Company (the "Borrower"), the Lenders named therein and the Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned thereto in the Credit Agreement.

        The Agent is specifically authorized and directed to act upon the following standing money transfer instructions with respect to the proceeds of Advances or other extensions of credit from time to time until receipt by the Agent of a specific written revocation of such instructions by the Borrower, provided, however, that the Agent may otherwise transfer funds as hereafter directed in writing by the Borrower in accordance with Section 13.1 of the Credit Agreement or based on any telephonic notice made in accordance with Section 2.14 of the Credit Agreement.

Facility Identification Number(s)

Customer/Account Name

Transfer Funds To

For Account No.

Reference/Attention To

Authorized Officer (Customer Representative)         Date:                                         , 200  .

(Please Print)	Signature

Bank Officer Name	Date

(Please Print)	Signature

(Deliver Completed Form to Credit Support Staff For Immediate Processing)

EXHIBIT E
NOTE

$                                                                                                                                     As of                          , 200

        Equity Oil Company, a Colorado corporation (the "Borrower"), promises to pay to the order of                                                                                           (the "Lender")
                                           ($                              ), or, if less, the aggregate unpaid principal amount of all Loans made by the Lender to the Borrower pursuant to Article II of the Agreement (as hereinafter defined), in immediately available funds at the main office of Bank One, NA in Dallas, Texas, as Agent, together with interest on the unpaid principal amount hereof at the rates and on the dates set forth in the Agreement. The Borrower shall pay the principal of and accrued and unpaid interest on the Loans in full on the Facility Termination Date.

        The Lender shall, and is hereby authorized to, record on the schedule attached hereto, or to otherwise record in accordance with its usual practice, the date and amount of each Loan and the date and amount of each principal payment hereunder.

        This Note is one of the Notes issued pursuant to, and is entitled to the benefits of, the Credit Agreement dated as of April 12, 2002, (which, as it may be amended or modified and in effect from time to time, is herein called the "Agreement"), among the Borrower, the lenders party thereto, including the Lender, and Bank One, NA as Agent, to which Agreement reference is hereby made for a statement of the terms and conditions governing this Note, including the terms and conditions under which this Note may be prepaid or its maturity date accelerated. This Note is secured pursuant to the Loan Documents, all as more specifically described in the Agreement, and reference is made thereto for a statement of the terms and provisions thereof. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement.

EQUITY OIL COMPANY
By:

Print Name:

Title:

SCHEDULE OF LOANS AND PAYMENTS OF PRINCIPAL
TO
NOTE OF                        ,
DATED                        ,

Date	Principal Amount of Loan	Maturity of Interest Period	Principal Amount Paid	Unpaid Balance

EXHIBIT F
AFFIDAVIT OF PAYMENT OF TRADE BILLS

To: Bank One, NA, as Agent

        Reference is made to that certain Credit Agreement among EQUITY OIL COMPANY, the Lenders named therein and BANK ONE, NA, as Agent dated as of April 12, 2002 (the "Loan Agreement"). The terms used herein shall have the same meanings as provided therefor in the Loan Agreement, unless the context hereof otherwise requires or provides.

        The undersigned Paul M. Dougan, the President of Borrower, HEREBY CERTIFIES individually and on behalf of Borrower to the Lenders that, after reasonable investigation and except to the extent indicated on Schedule I (if no Schedule I is attached, then there are no such exceptions), he has no knowledge of the existence of unpaid debts owing to persons or entities for the furnishing of goods, labor, services or materials in connection with the Yolo County Properties, which debts are more than 45 days past due and which debts if unpaid could result in the creation of a lien against such Yolo County Properties.

        Executed on the date of the notary certification below to be effective as of April 12, 2002.

Paul M. Dougan, Individually and on behalf of Equity Oil Company
STATE OF CALIFORNIA	§
§
COUNTY OF	§
SWORN TO AND SUBSCRIBED before me on April , 2002, by Paul M. Dougan.
Notary Public, State of California

EXHIBIT G
YOLO COUNTY PROPERTIES
PROPERTY CERTIFICATE

TO: BANK ONE, NA, as Collateral Agent

        Reference is made to that certain Credit Agreement dated as of April 12, 2002 (the "Agreement") among EQUITY OIL COMPANY, the Lenders named therein and BANK ONE, NA, as Agent. The defined terms in this Certificate shall have the same meanings as provided therefor in the Loan Agreement, unless the context hereof otherwise requires or provides. This is the Property Certificate referred to in the Agreement.

        The Borrower has mortgaged to the Bank its Mineral Interests in the Yolo County Properties. The Borrower HEREBY CERTIFIES to the Bank that true, complete and correct responses for items A through F below for Yolo County Properties are described on the exhibit to the Property Certificate:

          A. Well, lease or unit name, as appropriate.

          B. Operator's name and address.

          C. First purchaser's name and address.

          D. Lease number or other designation used by payor to identify lease or leases in accounting for revenues, costs and joint interest transactions.

          E. The ownership interest of Borrower with respect to the well, lease or unit. Such ownership interest does and will entitle Borrower to receive a decimal share of all oil, gas or other hydrocarbons produced from, or allocated to, such well or unit equal to not less than the decimal share set forth in the column headed "Net Revenue Interest." Such ownership interest shall cause Borrower to be obligated to bear a decimal share of the cost of the operation of such well, lease or unit equal to not more than the decimal share set forth in the column headed "Working Interest."

          F. Attached is a description of the underlying lease or leases or units including the names of the lessor and lessee, the date of the lease or unit, the recording information of such lease or unit, a complete description of the property covered thereby.

        All of the information listed on the attachments to this Property Certificate is true, complete and correct in all material respects. This Property Certificate is given for the purpose of inducing the Lenders to enter into the Agreement, and the undersigned recognize that the Lenders are relying upon this Property Certificate in connection with the transactions contemplated by the Agreement and that but for the statements made herein, the Lenders would not enter into the Agreement.

        EXECUTED on the date of the notary certification below to be effective as of April 12, 2002.

EQUITY OIL COMPANY
By:	Paul M. Dougan President

        SWORN TO AND SUBSCRIBED before me this    day of April, 2002 by Paul M. Dougan, the President of Equity Oil Company, a Colorado corporation, on behalf of said corporation.

Notary Public, State of

SCHEDULE 1

SUBSIDIARIES AND OTHER INVESTMENTS
(See Sections 5.8 and 6.14)

Investment In	Jurisdiction of Organization	Owned By	Amount of Investment	Percent Ownership
None

SCHEDULE 2

INDEBTEDNESS AND LIENS*
(See Sections 5.14, 6.11 and 6.15)

Indebtedness Incurred By	Indebtedness Owed To	Property Encumbered (If Any)	Maturity and Amount of Indebtedness

* For purposes of this Schedule 2, items of Indebtedness (and liens securing the same) of less than $100,000 are omitted unless such items exceed $250,000 in the aggregate.

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Loan Agreement Between Equity Oil Company and Bank One, NA